Filed Pursuant to Rule 424(b)(3)
Registration No. 333-209128

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
SUPPLEMENT NO. 4 DATED NOVEMBER 28, 2017
TO THE PROSPECTUS DATED SEPTEMBER 22, 2017
This document supplements, and should be read in conjunction with, the prospectus of Cole Office & Industrial REIT (CCIT III), Inc. dated September 22, 2017. This Supplement No. 4 supersedes and replaces all previous supplements to the prospectus. On November 14, 2017, we filed with the United States Securities and Exchange Commission (the SEC) our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 (the 10-Q). The 10-Q (excluding the exhibits thereto) is attached as Annex A to this Supplement No. 4. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.
The purpose of this supplement is to describe the following:

(1)	the status of the offering of shares of Cole Office & Industrial REIT (CCIT III), Inc.;
(2)	a potential indirect change of control of our advisor, dealer manager, property manager and sponsor;
(3)	recent real property investments and debt;
(4)	updates to our risk factors;
(5)	compensation, fees and reimbursements paid or payable to our advisor and its affiliates as of and for the nine months ended September 30, 2017;
(6)	updated selected financial data;
(7)	updated distribution and share redemption information; and
(8)	our updated financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, as disclosed in the 10-Q, attached hereto as Annex A.
OPERATING INFORMATION
Status of Our Public Offering
The registration statement for our initial public offering of $3,500,000,000 in shares of common stock was declared effective by the SEC on September 22, 2016. Of these shares, we are offering up to $2,500,000,000 in shares of common stock pursuant to our primary offering, consisting of two classes of shares: $1,250,000,000 in shares of Class A common stock (Class A shares) and $1,250,000,000 in shares of Class T common stock (Class T shares). We are also offering up to $1,000,000,000 in shares pursuant to our distribution reinvestment plan. We reserve the right to reallocate shares offered among the classes of shares and between our primary offering and our distribution reinvestment plan.
As of October 31, 2017, we had accepted investors’ subscriptions for, and issued, a total of approximately 1.9 million shares of our common stock in the offering, resulting in gross proceeds to us of approximately $18.1 million ($13.1 million in Class A shares and $5.0 million in Class T shares; including shares issued pursuant to our distribution reinvestment plan). As of October 31, 2017, approximately $3.5 billion in shares of our common stock remained available for sale in the offering. We have special escrow provisions for residents of Pennsylvania and Washington which have not been satisfied as of October 31, 2017 and, therefore, subscriptions from residents of Pennsylvania and Washington will be held in escrow until we have received aggregate subscriptions of at least $125.0 million and $20.0 million, respectively.
We will offer shares of our common stock pursuant to the offering until September 22, 2018, unless our board of directors terminates the offering at an earlier date or all shares being offered have been sold. If all of the shares we are offering have not been sold by September 22, 2018, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Thus, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.

PROSPECTUS UPDATES
Potential Indirect Change of Control of Our Advisor, Dealer Manager, Property Manager and Sponsor
The prospectus is hereby supplemented to include the following information regarding the ownership of our external advisor, dealer manager, property manager and sponsor. All applicable references in the prospectus are hereby supplemented and revised accordingly.
On November 13, 2017, VEREIT OP, the operating partnership of VEREIT, entered into a purchase and sale agreement with CCA Acquisition, LLC (the Purchaser), an affiliate of CIM Group, LLC, pursuant to which the Purchaser will acquire all of the issued and outstanding shares of common stock (the Transaction) of Cole Capital Advisors. Cole Capital Advisors directly or indirectly owns and/or controls our advisor, dealer manager, property manager and our sponsor. The completion of the Transaction is subject to the receipt of regulatory approvals and other customary conditions and is expected to occur at the end of the fourth quarter of 2017 or during the first quarter of 2018, although no assurances can be given regarding the completion of the Transaction within this timeframe, or at all.
At the closing, VEREIT OP and Cole Capital Advisors will enter into a services agreement (the Services Agreement), pursuant to which VEREIT and VEREIT OP will continue to provide certain services to Cole Capital Advisors and its subsidiaries and to us, CCPT IV, CCIT II, CCPT V and Cole Income NAV Strategy (collectively with us, CCPT IV, CCIT II, CCPT V and Cole Income NAV Strategy, the Cole REITs), including operational real estate support. VEREIT and VEREIT OP will continue to provide such services through March 31, 2019 (or, if later, the date of the last government filing other than a tax filing made by any of the Cole REITs with respect to its 2018 fiscal year) and will provide consulting and research services through December 31, 2023 as requested by Cole Capital Advisors.
Despite the indirect change of control that would occur for our advisor, dealer manager, property manager and sponsor upon consummation of the Transaction, such entities are expected to continue to serve us in their respective capacities following the consummation of the Transaction. In addition, in connection with the Transaction, CIM Group, LLC is expected to propose an affiliated director and an independent director to our board of directors.
Recent Real Property Investments and Debt

The following information supplements, and should be read in conjunction with, the sections of our prospectus captioned “Prospectus Summary — Description of Real Estate Investments” on page 14 of the prospectus and “Investment Objectives and Policies — Real Property Investments” beginning on page 102 of the prospectus.

Description of Real Estate Investments

As of November 9, 2017, we, through separate wholly-owned limited liability companies of ours and our operating partnership, owned two properties, acquired for an aggregate purchase price of $49.3 million, located in two states, consisting of one office property and one manufacturing property and comprising an aggregate of approximately 391,000 gross rentable square feet of commercial space. We acquired one property between September 1, 2017 and November 9, 2017, which is noted in the tables below. The property was acquired through the use of proceeds from this offering and debt borrowings.

Property Description	Type	Number of Tenants	Tenant (1)	Rentable Square Feet
Enerpac — Columbus, WI	Manufacturing	1	Actuant	169,660

Property Description	Date Acquired	Year Built	Purchase Price (2)	Fees Paid to Sponsor (3)	Initial Yield (4)	Average Yield (5)	Physical Occupancy
Enerpac — Columbus, WI	November 6, 2017	2014	$16,500,000	$330,000	6.01%	6.98%	100%
___________________

(1)	The tenant name represents the commonly-used tenant name and does not necessarily represent the legal name of the entity that is party to the lease agreement.

(2)	Purchase price does not include acquisition-related expenses.

(3)
Fees paid to sponsor are payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition. For more detailed information on fees paid to our advisor or its affiliates, see the section captioned “Management Compensation” of the prospectus.

2

(4)
Initial yield is calculated as the effective annualized rental income, adjusted for rent concessions or abatements, if any, for the in-place lease at the property divided by the property’s purchase price, plus the cost of significant capital improvements expected to be incurred in the first year of ownership, if any, and exclusive of acquisition fees paid to our advisor or its affiliates and acquisition costs. In general, we intend for our properties to be subject to long-term triple-net or double-net leases. Future costs associated with the double-net leases are unpredictable and may reduce the yield. Accordingly, our management believes that effective annualized rental income is a more appropriate figure from which to calculate initial yield than net operating income.

(5) Average yield is calculated as the average annual rental income, adjusted for rent concessions or abatements, if any, for the in-place lease, over the non-cancelable lease term at the property divided by the property’s purchase price, plus the cost of significant capital improvements expected to be incurred over the non-cancelable lease term, if any, and exclusive of acquisition fees paid to our advisor or its affiliates and acquisition costs. In general, we intend for our properties to be subject to long-term triple-net or double-net leases. Future costs associated with the double-net leases are unpredictable and may reduce the yield. Accordingly, our management believes that average annual rental income is a more appropriate figure from which to calculate average yield than net operating income.
The following table sets forth the principal provisions of the lease term for the sole tenant at the property listed above:

Property	Tenant (1)	Total Square Feet Leased	% of Total Rentable Square Feet	Renewal Options (2)	Effective Annual Base Rent (3)		Effective Annual Base Rent per Square Foot (3)	Lease Term (4)
Enerpac — Columbus, WI	Actuant	169,660	100%	2/5 yr.	$992,326	(5)	$5.85	11/6/2017	-	12/31/2033
___________________

(1)	The tenant name represents the commonly-used tenant name and does not necessarily represent the legal name of the entity that is party to the lease agreement.
(2) Represents the number of renewal options and the term of each option.

(3)
Effective annual base rent and effective annual base rent per square foot include adjustments for rent concessions or abatements, if any. In general, we intend for our properties to be subject to long-term triple- or double-net leases that require the tenants to pay substantially all operating expenses in addition to base rent.

(4)	Represents the lease term beginning with the later of the purchase date or the rent commencement date through the end of the non-cancelable lease term, assuming no renewals are exercised.
(5) The annual base rent under the lease increases annually by 1.75% of the then-current annual base rent.

Tenant Lease Expirations
The following table sets forth the aggregate lease expirations for our properties acquired as of  November 9, 2017, for each of the next 10 years and thereafter, assuming no renewal options are exercised. For purposes of the table, the Total Annual Base Rent Expiring column represents annualized rental revenue, on a straight line basis, for the leases that expire during the respective year.

Year Ending December 31,	Number of Leases Expiring	Leased Square Feet Expiring (1)	Total Annual Base Rent Expiring	% of Total Annual Base Rent
2017	—	—	$—	—%
2018	—	—	—	—%
2019	—	—	—	—%
2020	—	—	—	—%
2021	—	—	—	—%
2022	—	—	—	—%
2023	—	—	—	—%
2024	—	—	—	—%
2025	—	—	—	—%
2026	1	221,215	2,699,057	70%
Thereafter	1	169,660	1,152,106	30%
	2	390,875	$3,851,163	100%

3

Depreciable Tax Basis
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Investment Objectives and Policies — Depreciable Tax Basis” on page 103 of the prospectus.
For federal income tax purposes, the preliminary depreciable basis in the property described in this supplement is approximately $13.6 million. When we calculate depreciation expense for federal income tax purposes, we depreciate buildings and improvements over a 40-year recovery period using a straight-line method, mid-month convention and depreciate land improvements over a 20-year recovery period and furnishings and equipment over a 12-year recovery period using a straight-line method, half-year convention. We currently have no plans for any significant renovations, improvements or development of the property described in this supplement that would be an additional cost to us, and we believe the property described in this supplement is adequately insured.
Debt
The following information supersedes and replaces the first sentence of the second paragraph of the section of our prospectus captioned “Investment Objectives and Policies — Debt — Revolving Credit Facility” beginning on page 103 of the prospectus.
Revolving Credit Facility
The Credit Facility allows our operating partnership to borrow up to $100.0 million in revolving loans (the Revolving Loans), with the maximum amount outstanding under the Credit Facility not to exceed the borrowing base (the Borrowing Base) while the Credit Facility is secured, calculated as (i) 65% of the Asset Value (as defined in the Credit Agreement, as amended) allocated to each qualified property comprising eligible collateral (collectively, the Qualified Properties) during the period from February 28, 2017 to September 23, 2018; and (ii) 60% of the Asset Value allocated to the Qualified Properties thereafter, in either case, less certain unsecured debt. As of November 17, 2017, $32.0 million was outstanding under the Revolving Loans.
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Investment Objectives and Policies — Debt — Subordinate Promissory Note” beginning on page 104 of the prospectus.
Subordinate Promissory Note
As of November 17, 2017, there was $2.2 million outstanding under the Subordinate Promissory Note.
The following information supersedes and replaces the section of our prospectus captioned “Investment Objectives and Policies — Debt — Net Debt Leverage Ratio” on page 105 of the prospectus.
Net Debt Leverage Ratio
As of September 30, 2017, our ratio of debt to the cost (before deducting depreciation or other non-cash reserves) of our gross assets was 61.9%.
Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to investors. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums or discounts, less all cash and cash equivalents. As of September 30, 2017, our net debt leverage ratio, which is the ratio of net debt to total gross real estate assets net of gross intangible lease liabilities, was 59.3%. The following table provides a reconciliation of the Credit Facility and Subordinate Promissory Note due to affiliate balance, as reported on our condensed consolidated unaudited balance sheet, to net debt as of September 30, 2017 (dollar amounts in thousands):

Balance as of September 30, 2017
Credit facility and subordinate promissory note due to affiliate	$20,275,000
Less: Cash and cash equivalents	(843,519)
Net debt	19,431,481
Gross real estate asset	$32,750,000
Net debt leverage ratio	59.3%

4

Risk Factors
The following information supersedes and replaces the section of our prospectus captioned “Risk Factors — Risks Related to Our Business — We have paid, and may continue to pay, some or all of our distributions from sources other than cash flow from operations, including borrowings, proceeds from asset sales or the sale of our securities in this or future offerings, which may reduce the amount of capital we ultimately invest in real estate and may negatively impact the value of your investment in our common stock” on page 28 of the prospectus.
We have paid, and may continue to pay, some or all of our distributions from sources other than cash flow from operations, including borrowings, proceeds from asset sales or the sale of our securities in this or future offerings, which may reduce the amount of capital we ultimately invest in real estate and may negatively impact the value of your investment in our common stock.
To the extent that cash flow from operations has been or is insufficient to fully cover our distributions to you, we have paid, and may continue to pay, some or all of our distributions from sources other than cash flow from operations. Such sources may include borrowings, proceeds from asset sales or the sale of our securities in this or future offerings. We have no limits on the amounts we may pay from sources other than cash flow from operations. The payment of distributions from sources other than cash provided by operating activities may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds, and may cause investors to experience dilution. This may negatively impact the value of your investment in our common stock.
As of September 30, 2017, cumulative since inception, we have declared $480,000 of distributions and we have paid $401,000, of which $309,000 was paid in cash and $92,000 was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. Our net loss was $2.1 million as of September 30, 2017, cumulative since inception. As we did not commence principal operations until September 22, 2016, we did not pay any distributions during the period from May 22, 2014 (Date of Inception) to December 31, 2015.
The following table presents distributions and sources of distributions for the periods indicated below:

	Nine Months Ended September 30, 2017			Year Ended December 31, 2016		As of September 30, 2017, Cumulative Since Inception
	Amount		Percent	Amount	Percent	Amount	Percent
Distributions paid in cash	$275,207		75%	$33,338	100%	$308,545	77%
Distributions reinvested	92,227		25%	—	—%	92,227	23%
Total distributions	$367,434		100%	$33,338	100%	$400,772	100%
Sources of distributions:
Proceeds from issuance of common stock	$367,434	(1)	100%	$33,338	100%	$400,772	100%
———————————
(1)    Includes proceeds in excess of distributions from prior periods.
Net cash used in operating activities for the nine months ended September 30, 2017, the year ended December 31, 2016, and as of September 30, 2017, cumulative since inception, was $14,000, $504,000, and $518,000, respectively. The amounts for the year ended December 31, 2016 and as of September 30, 2017, cumulative since inception, reflected a reduction for real estate acquisition-related expenses incurred of $765,000, in accordance with GAAP. Prior to the adoption of Accounting Standards Update No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (ASU 2017-01), which clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses, in April 2017, as set forth in the “Estimated Use of Proceeds” section of the prospectus, we treated our real estate acquisition-related expenses as funded by proceeds from our offering, including proceeds from the distribution reinvestment plan. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the year ended December 31, 2016 and as of September 30, 2017, cumulative since inception, includes the amount by which real estate acquisition-related expenses have reduced net cash flows from operating activities.

5

Compensation, Fees and Reimbursements Paid or Payable to CCI III Advisors and Its Affiliates
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Management Compensation” beginning on page 76 of the prospectus.
We incurred commissions, fees and expense reimbursements as shown in the table below for services provided by our advisor and its affiliates during the periods indicated:

	Nine Months Ended	Year Ended
	September 30, 2017	December 31, 2016
Selling commissions	$667,858	$15,500
Dealer manager fees	$270,510	$13,468
Distribution and stockholder servicing fees (1)	$8,344	$16
Organization and offering costs	$138,665	$31,962
Acquisition fees and expenses	$—	$665,090
Advisory fees and expenses	$60,565	$74,289
Operating expenses	$—	$107,429	(2)
Financing coordination fees	$—	$220,000
______________________

(1)
Amounts are calculated for the respective period in accordance with the dealer manager agreement and exclude the estimated liability for future distribution and stockholder servicing fees payable to Cole Capital Corporation of $154,000 and $2,000 as of September 30, 2017 and December 31, 2016, respectively.

(2) CCI III Advisors permanently waived its rights to $80,000 of expense reimbursements for the year ended December 31, 2016, which is excluded from the table above as we are not responsible for this amount.
As of September 30, 2017 and December 31, 2016, $155,000 and $78,000, respectively, was recorded for services and expenses incurred, but not yet reimbursed, to CCI III Advisors or its affiliates. The $155,000 amount was primarily for the estimated liability for future distribution and stockholder servicing fees payable to Cole Capital Corporation and the $78,000 was primarily for operating expense reimbursements, interest expense on the Subordinate Promissory Note and advisory fees and expenses.

6

Selected Financial Data
The following data supersedes and replaces the section of our prospectus captioned “Selected Financial Data” on page 106 of the prospectus.
The following data should be read in conjunction with our condensed consolidated unaudited financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017, which is attached as Annex A to this prospectus supplement, and our audited consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which is incorporated by reference into our prospectus.
The selected financial data presented below has been derived from our condensed consolidated unaudited interim financial statements as of and for the nine months ended September 30, 2017 and our audited consolidated financial statements as of and for the year ended December 31, 2016 and for the period from May 22, 2014 (Date of Inception) to December 31, 2015. As we did not commence principal operations until September 22, 2016, we had limited activity as of and during the period from May 22, 2014 (Date of Inception) to December 31, 2015.

	As of and for the Nine Months Ended September 30, 2017	As of and for the Year Ended December 31, 2016	May 22, 2014 (Date of Inception) to December 31, 2015
Balance Sheet Data:
Total real estate investments, net	$31,257,142	$32,332,000	$—
Cash and cash equivalents	$843,519	$605,049	$200,000
Total assets	$34,402,964	$34,594,590	$200,000
Credit facility	$20,275,000	$22,000,000	$—
Subordinate promissory note due to affiliate	$—	$10,300,000	$—
Total liabilities	$21,401,265	$32,964,683	$—
Stockholders’ equity	$12,946,805	$1,629,907	$200,000
Operating Data:
Total revenues	$3,065,543	$798,433	$—
Total operating expenses	$2,587,841	$1,693,105	$—
Operating income (loss)	$477,702	$(894,672)	$—
Net loss	$(690,917)	$(1,392,279)	$—
Cash Flow Data:
Net cash used in operating activities	$(13,596)	$(504,083)	$—
Net cash used in investing activities	$—	$(32,750,000)	$—
Net cash provided by financing activities	$252,066	$33,659,132	$—
Per Common Share Data:
Class A Common Stock:
Net loss	$(600,648)	$(1,389,630)	$—
Basic and diluted weighted average number of common shares outstanding	859,523	97,638	20,000
Basic and diluted net loss per common share	$(0.70)	$(14.23)	$—
Distributions declared per common share	$0.45	$0.16	$—
Class T Common Stock:
Net loss	$(90,269)	$(2,649)	$—
Basic and diluted weighted average number of common shares outstanding	117,531	186	—
Basic and diluted net loss per common share	$(0.77)	$(14.27)	$—
Distributions declared per common share	$0.45	$0.02	$—

7

Distributions and Share Redemptions
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Description of Shares — Distribution Policy and Distributions” beginning on page 124 of the prospectus.
Our board of directors authorized a daily distribution, based on 365 days in the calendar year, of $0.001643836 per Class A share for stockholders of record of such class of shares as of the close of business on each day of the period commencing on January 1, 2017 and ending on March 31, 2018. Our board of directors authorized a daily distribution on Class T shares for stockholders of record of such class of shares as of the close of business on each day of the period commencing on January 1, 2017 and ending on March 31, 2018, equal to $0.001643836 per Class T share, less the per share distribution and stockholder servicing fees that are payable with respect to the Class T shares (as calculated on a daily basis). As of September 30, 2017, we had distributions payable of $79,000.
As of September 30, 2017, cumulative since inception, we have declared $480,000 of distributions and we have paid $401,000, of which $309,000 was paid in cash and $92,000 was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. Our net loss was $2.1 million as of September 30, 2017, cumulative since inception. As we did not commence principal operations until September 22, 2016, we did not pay any distributions during the period from May 22, 2014 (Date of Inception) to December 31, 2015.
The following table presents distributions and sources of distributions for the periods indicated below:

	Nine Months Ended September 30, 2017			Year Ended December 31, 2016		As of September 30, 2017, Cumulative Since Inception
	Amount		Percent	Amount	Percent	Amount	Percent
Distributions paid in cash	$275,207		75%	$33,338	100%	$308,545	77%
Distributions reinvested	92,227		25%	—	—%	92,227	23%
Total distributions	$367,434		100%	$33,338	100%	$400,772	100%
Sources of distributions:
Proceeds from issuance of common stock	$367,434	(1)	100%	$33,338	100%	$400,772	100%
———————————
(1)    Includes proceeds in excess of distributions from prior periods.
Net cash used in operating activities for the nine months ended September 30, 2017, the year ended December 31, 2016, and as of September 30, 2017, cumulative since inception, was $14,000, $504,000, and $518,000, respectively. The amounts for the year ended December 31, 2016 and as of September 30, 2017, cumulative since inception, reflected a reduction for real estate acquisition-related expenses incurred of $765,000, in accordance with GAAP. Prior to the adoption of ASU 2017-01 in April 2017, as set forth in the “Estimated Use of Proceeds” section of the prospectus, we treated our real estate acquisition-related expenses as funded by proceeds from our offering, including proceeds from the distribution reinvestment plan. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the year ended December 31, 2016 and as of September 30, 2017, cumulative since inception, includes the amount by which real estate acquisition-related expenses have reduced net cash flows from operating activities.
The following information supplements, and should be read in conjunction with, the section of our prospectus captioned “Description of Shares — Share Redemption Program” beginning on page 128 of the prospectus.
During the year ended December 31, 2016 and the nine months ended September 30, 2017, we did not receive any valid redemption requests under our share redemption program or redeem any shares.
Inclusion of Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 as Annex A
On November 14, 2017, we filed with the SEC the 10-Q, which is attached (excluding the exhibits thereto) as Annex A to this Supplement No. 4.

8

ANNEX A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the quarterly period ended September 30, 2017
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from            to
Commission file number 333-209128 (1933 Act)

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
(Exact name of registrant as specified in its charter)

Maryland	47-0983661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2325 East Camelback Road, Suite 1100 Phoenix, Arizona 85016	(602) 778-8700
(Address of principal executive offices; zip code)	(Registrant’s telephone number, including area code)
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐
Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer (Do not check if a smaller reporting company)	☒

Smaller reporting company	☐	Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒
Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).          Yes  ☐ No  ☒
As of November 9, 2017, there were approximately 1.4 million shares of Class A common stock and 557,728 shares of Class T common stock, par value per share of $0.01 each, of Cole Office & Industrial REIT (CCIT III), Inc. outstanding.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements
COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Investment in real estate assets:
Land	$2,307,312	$2,307,312
Buildings and improvements	26,971,327	26,971,327
Intangible lease asset	3,471,361	3,471,361
Total real estate investments, at cost	32,750,000	32,750,000
Less: accumulated depreciation and amortization	(1,492,858)	(418,000)
Total real estate investments, net	31,257,142	32,332,000
Cash and cash equivalents	843,519	605,049
Rents and tenant receivables	1,268,698	313,600
Prepaid expenses	66,460	6,400
Deferred costs, net	967,145	1,337,541
Total assets	$34,402,964	$34,594,590
LIABILITIES AND STOCKHOLDERS’ EQUITY
Credit facility	$20,275,000	$22,000,000
Subordinate promissory note due to affiliate	—	10,300,000
Accrued expenses and accounts payable	683,431	366,005
Due to affiliates	155,054	77,508
Distributions payable	79,064	16,546
Deferred rental income	208,716	204,624
Total liabilities	21,401,265	32,964,683
Commitments and contingencies
Redeemable common stock	54,894	—
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value per share; 245,000,000 shares authorized, 1,319,239 and 334,618 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	13,192	3,346
Class T common stock, $0.01 par value per share; 245,000,000 shares authorized, 426,160 and 5,225 shares issued and outstanding as of September 30, 2017 and December 31, 2016, respectively	4,262	52
Capital in excess of par value	15,492,383	3,068,672
Accumulated distributions in excess of earnings	(2,563,032)	(1,442,163)
Total stockholders’ equity	12,946,805	1,629,907
Total liabilities, redeemable common stock, and stockholders’ equity	$34,402,964	$34,594,590
The accompanying notes are an integral part of these condensed consolidated financial statements.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Rental income	$674,566	$59,961	$2,023,699	$59,961
Tenant reimbursement income	906,724	—	1,041,844	—
Total revenues	1,581,290	59,961	3,065,543	59,961
Operating expenses:
General and administrative	103,507	34,280	410,359	34,280
Property operating	2,756	—	9,165	—
Real estate tax	903,968	—	1,032,894	—
Advisory fees and expenses	—	5,369	60,565	5,369
Acquisition-related	—	754,531	—	754,531
Depreciation and amortization	358,286	59,714	1,074,858	59,714
Total operating expenses	1,368,517	853,894	2,587,841	853,894
Operating income (loss)	212,773	(793,933)	477,702	(793,933)
Other expense:
Interest expense and other, net	(347,889)	(52,797)	(1,168,619)	(52,797)
Net loss	$(135,116)	$(846,730)	$(690,917)	$(846,730)

Class A Common Stock:
Net loss	$(106,288)	$(846,730)	$(600,648)	$(846,730)
Basic and diluted weighted average number of common shares outstanding	1,197,224	43,889	859,523	28,021
Basic and diluted net loss per common share	$(0.09)	$(19.29)	$(0.70)	$(30.22)
Distributions declared per common share	$0.15	$0.01	$0.45	$0.01

Class T Common Stock:
Net loss	$(28,828)	$—	$(90,269)	$—
Basic and diluted weighted average number of common shares outstanding	257,529	—	117,531	—
Basic and diluted net loss per common share	$(0.11)	$—	$(0.77)	$—
Distributions declared per common share	$0.15	$—	$0.45	$—
The Company was formed on May 22, 2014 but did not commence principal operations until September 22, 2016. Therefore, the Company had limited income statement activity during the three and nine months ended September 30, 2016. The accompanying notes are an integral part of these condensed consolidated financial statements.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(Unaudited)

	Class A Common Stock		Class T Common Stock		Capital in Excess of Par Value	Accumulated Distributions in Excess of Earnings	Total Stockholders’ Equity
	Number of Shares	Par Value	Number of Shares	Par Value
Balance, January 1, 2017	334,618	$3,346	5,225	$52	$3,068,672	$(1,442,163)	$1,629,907
Issuance of common stock	984,621	9,846	420,935	4,210	13,715,821	—	13,729,877
Distributions to investors	—	—	—	—	—	(429,952)	(429,952)
Commissions on stock sales and related dealer manager fees	—	—	—	—	(938,368)	—	(938,368)
Other offering costs	—	—	—	—	(138,665)	—	(138,665)
Distribution and stockholder servicing fees	—	—	—	—	(160,183)	—	(160,183)
Changes in redeemable common stock	—	—	—	—	(54,894)	—	(54,894)
Net loss	—	—	—	—	—	(690,917)	(690,917)
Balance, September 30, 2017	1,319,239	$13,192	426,160	$4,262	$15,492,383	$(2,563,032)	$12,946,805
The accompanying notes are an integral part of these condensed consolidated financial statements.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(690,917)	$(846,730)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization, net	1,074,858	59,714
Amortization of deferred financing costs	370,396	20,526
Straight-line rental income	(161,622)	(5,395)
Changes in assets and liabilities:
Rents and tenant receivables	(793,476)	(183,606)
Prepaid expenses and other assets	(60,060)	—
Accrued expenses and accounts payable	317,426	237,818
Deferred rental income and other liabilities	4,092	204,624
Due to affiliates	(74,293)	16,919
Net cash used in operating activities	(13,596)	(496,130)
Cash flows from investing activities:
Investment in real estate assets	—	(32,750,000)
Payment of property escrow deposit	—	(700,000)
Refund of property escrow deposit	—	700,000
Net cash used in investing activities	—	(32,750,000)
Cash flows from financing activities:
Proceeds from issuance of common stock	13,637,650	2,500,000
Offering costs on issuance of common stock and distribution and stockholder servicing fees paid	(1,085,377)	(27,473)
Distributions to investors	(275,207)	—
Proceeds from credit facility	—	22,000,000
Repayments of credit facility	(1,725,000)	—
Proceeds from subordinate promissory note and affiliates for financing amounts	488,631	10,300,000
Repayment of subordinate promissory note and increase in financing amounts due from affiliates	(10,788,631)	—
Deferred financing costs paid	—	(1,477,894)
Net cash provided by financing activities	252,066	33,294,633
Net increase in cash and cash equivalents	238,470	48,503
Cash and cash equivalents, beginning of period	605,049	200,000
Cash and cash equivalents, end of period	$843,519	$248,503

Supplemental Disclosures of Non-Cash Investing and Financing Activities:
Distributions declared and unpaid	$79,064	$3,865
Change in accrued distribution and stockholder servicing fees due to affiliate	$160,183	$—
Common stock issued through distribution reinvestment plan	$92,227	$—
Supplemental Cash Flow Disclosures:
Interest paid	$800,966	$—
The Company was formed on May 22, 2014 but did not commence principal operations until September 22, 2016. Therefore, the Company had limited cash flow statement activity during the nine months ended September 30, 2016. The accompanying notes are an integral part of these condensed consolidated financial statements.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017 (Unaudited)
NOTE 1 — ORGANIZATION AND BUSINESS
Cole Office & Industrial REIT (CCIT III), Inc. (the “Company”) is a Maryland corporation that was incorporated on May 22, 2014, which intends to qualify and elect to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes beginning with its taxable year ending December 31, 2017, as it did not meet all of the criteria to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), for its taxable year ended December 31, 2016. The Company is the sole general partner of, and owns, directly or indirectly, 100% of the partnership interests in Cole Corporate Income Operating Partnership III, LP, a Delaware limited partnership. The Company is externally managed by Cole Corporate Income Advisors III, LLC (“CCI III Advisors”), a Delaware limited liability company and an affiliate of the Company’s sponsor, Cole Capital®, which is a trade name used to refer to a group of affiliated entities directly or indirectly controlled by VEREIT, Inc. (“VEREIT”), a widely-held public company whose shares of common stock are listed on the New York Stock Exchange (NYSE: VER). VEREIT indirectly owns and/or controls the Company’s external advisor, CCI III Advisors, the Company’s dealer manager for the Offering (as defined below), Cole Capital Corporation (“CCC”), the Company’s property manager, CREI Advisors, LLC (“CREI Advisors”), and the Company’s sponsor, Cole Capital.
Pursuant to a Registration Statement on Form S-11 (Registration No. 333-209128) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 22, 2016, the Company commenced its initial public offering on a “best efforts” basis, offering up to a maximum of $3.5 billion in shares of common stock (the “Offering”). Pursuant to the Offering, the Company is offering up to $2.5 billion in shares of its common stock pursuant to the primary offering, consisting of two classes of shares: Class A common stock (“Class A Shares”) at a price of $10.00 per share (up to $1.25 billion in shares) and Class T common stock (“Class T Shares”) at a price of $9.57 per share (up to $1.25 billion in shares). Pursuant to the Offering, the Company is also offering up to $1.0 billion in shares of its common stock pursuant to the distribution reinvestment plan (the “DRIP”) at a purchase price during the Offering equal to the per share primary offering prices net of selling commissions and dealer manager fees, or $9.10 per share for both Class A Shares and Class T Shares, assuming a $10.00 per Class A Share primary offering price and a $9.57 per Class T Share primary offering price.
The Company was initially capitalized on July 14, 2014 when VEREIT Operating Partnership, L.P. (“VEREIT OP”), an affiliate of Cole Capital and the operating partnership of VEREIT, acquired 8,000 shares of common stock (later designated as Class A Shares) for $200,000. Effective as of December 30, 2015, the Company effected a stock split, whereby every one share of its common stock issued and outstanding was split into two and one-half shares of common stock, resulting in 20,000 Class A Shares of common stock issued and outstanding as of such date. On September 22, 2016, the Company satisfied the conditions of the escrow agreement regarding the minimum offering amount under the Offering and issued 274,725 Class A Shares to VEREIT OP, resulting in gross proceeds of $2.5 million, and commenced principal operations.
As of September 30, 2017, the Company had issued approximately 1.7 million shares of common stock in the Offering for gross proceeds of $16.7 million ($12.6 million in Class A Shares and $4.1 million in Class T Shares) before organization and offering costs, selling commissions and dealer manager fees of $1.1 million. In addition, the Company paid distribution and stockholder servicing fees for Class T Shares sold in the primary portion of the Offering of $8,000 and accrued an estimated liability for future distribution and stockholder servicing fees payable of $154,000. The Company intends to use substantially all of the net proceeds from the Offering to acquire and operate a diversified portfolio of commercial real estate investments primarily consisting of single-tenant, income-producing necessity office and industrial properties, which are leased to creditworthy tenants under long-term leases, including distribution facilities, warehouses, manufacturing plants and corporate or regional headquarters in strategic locations. The Company expects that most of its properties will be subject to “net” leases, whereby the tenant will be primarily responsible for the property’s cost of repairs, maintenance, property taxes, utilities, insurance and other operating costs. As of September 30, 2017, the Company owned one property, located in Ohio and leased to Siemens Corporation, comprising approximately 221,000 rentable square feet of income-producing necessity corporate office property, which was 100% leased.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The summary of significant accounting policies presented below is designed to assist in understanding the Company’s condensed consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying condensed consolidated financial statements.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017 (Unaudited) – (Continued)

Principles of Consolidation and Basis of Presentation
The condensed consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the SEC regarding interim financial reporting, including the instructions to Form 10-Q and Article 10 of Regulation S-X, and do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the statements for the interim periods presented include all adjustments, which are of a normal and recurring nature, necessary for a fair presentation of the results for such periods. Results for these interim periods are not necessarily indicative of full year results. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2016, and related notes thereto, set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. The condensed consolidated financial statements should also be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in this Quarterly Report on Form 10-Q.
The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Real Estate Investments
Real estate assets are stated at cost, less accumulated depreciation and amortization. Amounts capitalized to real estate assets consist of the costs of acquisition, including acquisition-related fees and certain acquisition-related expenses, construction and any tenant improvements, major improvements and betterments that extend the useful life of the real estate assets and leasing costs. All repairs and maintenance costs are expensed as incurred. In April 2017, the Company early adopted Accounting Standards Update (“ASU”) No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business (“ASU 2017-01”), which clarifies the definition of a business by adding guidance to assist entities in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The Company expects its future acquisitions to qualify as asset acquisitions, and as such, acquisition-related fees and certain acquisition-related expenses related to these asset acquisitions will be capitalized. All acquisition-related fees and expenses related to the acquisition of the one property acquired by the Company prior to the adoption of ASU 2017-01 were expensed as incurred, and accounted for as a business combination.
The Company considers the period of future benefit of each respective asset to determine the appropriate useful life. The estimated useful lives of the Company’s real estate assets by class are generally as follows:

Buildings	40 years
Site improvements	15 years
Tenant improvements	Lesser of useful life or lease term
Intangible lease assets	Lease term
Recoverability of Real Estate Assets
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of its real estate assets may not be recoverable. Impairment indicators that the Company considers include, but are not limited to, bankruptcy or other credit concerns of a property’s major tenant, such as a history of late payments, rental concessions and other factors, a significant decrease in a property’s revenues due to lease terminations, vacancies, co-tenancy clauses, reduced lease rates, or other circumstances. When indicators of potential impairment are present, the Company assesses the recoverability of the assets by determining whether the carrying amount of the assets will be recovered through the undiscounted future cash flows expected from the use of the assets and their eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying amount, the Company will adjust the real estate assets to their respective fair values and recognize an impairment loss. Generally, fair value will be determined using a discounted cash flow analysis and recent comparable sales transactions. No impairment indicators were identified and no impairment losses were recorded during the nine months ended September 30, 2017 or 2016.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017 (Unaudited) – (Continued)

Allocation of Purchase Price of Real Estate Assets
Upon the acquisition of real properties, the Company allocates the purchase price, including acquisition-related fees and certain acquisition-related expenses after the adoption of ASU 2017-01, to acquired tangible assets, consisting of land, buildings and improvements, and to identified intangible assets and liabilities, consisting of the value of above- and below-market leases and the value of in-place leases, based in each case on their respective fair values. The Company utilizes independent appraisals to assist in the determination of the fair values of the tangible assets of an acquired property (which includes land and buildings). The information in the appraisal, along with any additional information available to the Company’s management, is used in estimating the amount of the purchase price that is allocated to land. Other information in the appraisal, such as building value and market rents, may be used by the Company’s management in estimating the allocation of purchase price to the building and to intangible lease assets and liabilities. The appraisal firm has no involvement in management’s allocation decisions other than providing this market information.
The determination of the fair values of the real estate assets and liabilities acquired requires the use of significant assumptions with regard to the current market rental rates, rental growth rates, capitalization and discount rates, interest rates and other variables. The use of alternative estimates may result in a different allocation of the Company’s purchase price, which could materially impact the Company’s results of operations.
Redeemable Common Stock
Under the Company’s share redemption program, the Company’s obligation to redeem shares of its outstanding common stock is limited, among other things, to the net proceeds received by the Company from the sale of shares under the DRIP during the quarter, net of shares redeemed. The Company records amounts that are redeemable under the share redemption program as redeemable common stock outside of permanent equity in its consolidated balance sheets. Changes in the amount of redeemable common stock from period to period are recorded as an adjustment to capital in excess of par value.
Revenue Recognition
The Company’s property has a lease where minimum rental payments increase during the term of the lease. The Company records rental income for the full term of the lease on a straight-line basis when earned and collectability is reasonably assured. When the Company acquires a property, the terms of existing leases are considered to commence as of the acquisition date for the purpose of this calculation. The Company defers the recognition of contingent rental income, such as percentage rents, until the specific target that triggers the contingent rental income is achieved. Expected reimbursements from tenants for recoverable real estate taxes and operating expenses are included in tenant reimbursement income in the period when such costs are incurred.
The Company continually reviews receivables related to rent, including any straight-line rent, and current and future operating expense reimbursements from tenants and determines collectability by taking into consideration the tenant’s payment history, the financial condition of the tenant, business conditions in the industry in which the tenant operates and economic conditions in the area in which the property is located. In the event that the collectability of a receivable is uncertain, the Company will record an increase in the allowance for uncollectible accounts. As of September 30, 2017 and December 31, 2016, the Company did not have an allowance for uncollectible accounts.
Income Taxes
For its taxable year ended December 31, 2016, the Company was taxed as a C corporation under the Internal Revenue Code, as it did not meet all of the criteria to qualify as a REIT during this period. As of September 30, 2017, the Company intends to qualify and elect to be taxed as a REIT for the year ending December 31, 2017. The Company expects that any income tax benefit from its net operating losses would be offset by a full valuation allowance as it does not expect to utilize its net operating loss carryforward. As a result, no provision or benefit for income taxes has been recognized in the accompanying condensed consolidated financial statements.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017 (Unaudited) – (Continued)

Net Loss and Distributions Per Share
The Company has two classes of common stock. Accordingly, the Company utilizes the two-class method to determine its earnings per share, which results in different earnings per share for each of the classes. Under the two-class method, earnings per share of each class of common stock are computed by dividing the sum of the distributed earnings to common stockholders and undistributed earnings allocated to common stockholders by the weighted average number of shares for each class of common stock for the respective period. The distributed earnings to Class T Share common stockholders represents distributions declared less the distribution and stockholder servicing fees paid with respect to Class T Shares sold in the primary portion of the Offering. Diluted income per share, when applicable, considers the effect of any potentially dilutive share equivalents, of which the Company had none for the three and nine months ended September 30, 2017 or 2016. Distributions per share is calculated based on the authorized daily distribution rate and the prior period amounts have been conformed to the current period presentation.
Recent Accounting Pronouncements
From time to time, new accounting pronouncements are issued by various standard setting bodies that may have an impact on the Company’s accounting and reporting. Except as otherwise stated below, the Company is currently evaluating the effect that certain of these new accounting requirements may have on the Company’s accounting and related reporting and disclosures in the Company’s condensed consolidated financial statements:
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”), which supersedes the revenue recognition requirements in Revenue Recognition, Accounting Standards Codification  (“ASC”) (Topic 605) and will require an entity to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. For public business entities, the guidance should be applied to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Companies may use either a full retrospective or a modified retrospective approach to adopt ASU 2014-09. The Company plans to use the modified retrospective approach to adopt ASU 2014-09. In accordance with the Company’s plan for the adoption of ASU 2014-09, the Company’s implementation team has performed an in-depth review of the Company’s revenue contract and identified the related performance obligations, and is evaluating the impact on the Company’s consolidated financial statements and internal accounting processes and controls. Once ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which, as discussed below, sets forth principles for the recognition, measurement, presentation and disclosure of leases, goes into effect, ASU 2014-09 may apply to non-lease components in the lease agreements.
In February 2016, the FASB issued ASU 2016-02, which will require that a lessee recognize assets and liabilities on the balance sheet for all leases with a lease term of more than 12 months, with the result being the recognition of a right of use asset and a lease liability and the disclosure of key information about the entity’s leasing arrangements. The lessor accounting model under ASU 2016-02 is similar to current guidance; however it limits the capitalization of initial direct leasing costs, such as internally generated costs. ASU 2016-02 retains a distinction between finance leases (i.e., capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The amendments in ASU 2016-02 are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. A modified retrospective approach is required for an existing lease that has not expired upon adoption and provides for certain practical expedients. The Company’s implementation team is identifying any non-lease components in the Company’s lease arrangement and is evaluating the impact to the Company and its consolidated financial statements. Upon the adoption of ASU 2016-02, the Company will record certain expenses paid directly by the tenant that protect the Company’s interests in its property, such as insurance and real estate taxes, and the related operating expense reimbursement revenue, with no impact on net income. Based upon a preliminary analysis, the Company does not expect the accounting for its existing and future leases pursuant to which the Company is the lessor to materially change as a result of the adoption of ASU 2016-02.
ASU No. 2016-01, Financial Instruments (Subtopic 825-10) — The amendments in this update require all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee). The amendments in this update also require an entity to present separately in other comprehensive income (loss) the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. In addition, the amendments in this update require separate presentation of financial assets and financial liabilities by measurement category and form of financial

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017 (Unaudited) – (Continued)

asset on the consolidated balance sheets or the accompanying notes to the consolidated financial statements. The amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326) (“ASU 2016-13”). ASU 2016-13 is intended to improve financial reporting requiring more timely recognition of credit losses on loans and other financial instruments that are not accounted for at fair value through net income, including loans held for investment, held-to-maturity debt securities, trade and other receivables, net investment in leases and other such commitments. ASU 2016-13 requires that financial assets measured at amortized cost be presented at the net amount expected to be collected, through an allowance for credit losses that is deducted from the amortized cost basis. The amendments in ASU 2016-13 require the Company to measure all expected credit losses based upon historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the financial assets and eliminates the “incurred loss” methodology under current GAAP. ASU 2016-13 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2019. Early adoption is permitted for fiscal years, and interim periods within those years, beginning after December 15, 2018.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which is intended to address diversity in practice related to how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years, with early adoption permitted, and requires retrospective adoption unless it is impracticable to apply, in which case it is to be applied prospectively as of the earliest date practicable. The Company plans to adopt ASU 2016-15 during the fourth quarter of fiscal year 2017 and has determined that this standard is relevant to its presentation of debt prepayment and debt extinguishment costs and contingent consideration payments made after a business combination.
In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which provides guidance on the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. In accordance with ASU 2016-18, restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. The amendments of ASU 2016-18 are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The Company plans to adopt ASU 2016-18 during the fourth quarter of 2017 and apply the standard retrospectively for all periods presented. The Company does not expect it will have a material impact on its consolidated financial statements.
In February 2017, the FASB issued ASU No. 2017-05, Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets (“ASU 2017-05”), which clarifies the following: (1) nonfinancial assets within the scope of Subtopic 610-20 may include nonfinancial assets transferred within a legal entity to a counterparty; (2) an entity should allocate consideration to each distinct asset by applying the guidance in Topic 606 on allocating the transaction price to performance obligations; and (3) entities are required to derecognize a distinct nonfinancial asset or distinct in substance nonfinancial asset in a partial sale transaction when it (a) does not have (or ceases to have) a controlling financial interest in the legal entity that holds the asset in accordance with Subtopic 810 and (b) transfers control of the asset in accordance with Topic 606. The adoption of this standard may result in higher gains on the sale of partial real estate interests, including contributions of nonfinancial assets to a joint venture or other noncontrolling investee, due to recognizing the full gain when the derecognition criteria are met and recording the retained noncontrolling interest at its fair value. ASU 2017-05 is effective for annual periods, and interim periods therein, beginning after December 15, 2017. Early adoption is permitted.
NOTE 3 — FAIR VALUE MEASUREMENTS
GAAP defines fair value, establishes a framework for measuring fair value and requires disclosures about fair value measurements. GAAP emphasizes that fair value is intended to be a market-based measurement, as opposed to a transaction-specific measurement.
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. Depending on the nature of the asset or liability, various techniques and assumptions can be used to estimate the fair value. Assets and liabilities are measured using inputs from three levels of the fair value hierarchy, as follows:
Level 1 — Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. An active market is defined as a market in which transactions for the assets or liabilities occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017 (Unaudited) – (Continued)

Level 2 — Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active (markets with few transactions), inputs other than quoted prices that are observable for the asset or liability (i.e., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data correlation or other means (market corroborated inputs).
Level 3 — Unobservable inputs, which are only used to the extent that observable inputs are not available, reflect the Company’s assumptions about the pricing of an asset or liability.
The following describes the methods the Company uses to estimate the fair value of the Company’s financial assets and liabilities:
Credit facility and subordinate promissory note — The fair value is estimated by discounting the expected cash flows based on estimated borrowing rates available to the Company as of the measurement date. These financial instruments are valued using Level 2 inputs. As of September 30, 2017, the estimated fair value of the Company’s debt was $20.5 million, compared to the carrying value of $20.3 million. As of December 31, 2016, the estimated fair value of the Company’s debt was $32.9 million, compared to the carrying value on that date of $32.3 million. The carrying and fair values exclude net deferred financing costs.
Other financial instruments —  The Company considers the carrying values of its cash and cash equivalents, tenant receivables, accrued expenses and accounts payable, other liabilities, due to affiliates and distributions payable to approximate their fair values because of the short period of time between their origination and their expected realization as well as their highly-liquid nature. Due to the short-term maturities of these instruments, Level 1 inputs are utilized to estimate the fair value of these financial instruments.
Considerable judgment is necessary to develop estimated fair values of financial assets and liabilities. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize, or be liable for, on disposition of the financial assets and liabilities. As of September 30, 2017 and December 31, 2016, there have been no transfers of financial assets or liabilities between fair value hierarchy levels.
NOTE 4 — REAL ESTATE INVESTMENT
2017 Property Acquisitions
During the nine months ended September 30, 2017, the Company did not acquire any properties.
2016 Property Acquisition
During the nine months ended September 30, 2016, the Company acquired one office property for a purchase price of $32.8 million (the “2016 Acquisition”). The 2016 Acquisition was accounted for as a business combination. The Company funded the 2016 Acquisition with net proceeds from the Offering and available borrowings. The Company allocated the purchase price of this property to the fair value of the assets acquired.

The following table summarizes the purchase price allocation for the 2016 Acquisition.

2016 Acquisition
Land	$2,307,312
Buildings and improvements	26,971,327
Acquired in-place lease (1)	3,471,361
Total purchase price	$32,750,000
______________________

(1)	As of September 30, 2016, the weighted average amortization period for the acquired in-place lease was 9.6 years for the one acquisition completed during the nine months ended September 30, 2016.
As the 2016 Acquisition was completed during the three months ended September 30, 2016, the Company recorded revenue for both the three and nine months ended September 30, 2016 of $60,000 and a net loss of $755,000 related to the 2016 Acquisition. In addition, the Company recorded $755,000 of acquisition-related expenses for both the three and nine months ended September 30, 2016, which is included in acquisition-related expenses on the condensed consolidated statements of operations.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017 (Unaudited) – (Continued)

The following table summarizes selected financial information of the Company as if the 2016 Acquisition was completed on January 1, 2016 for each period presented below. The table below presents the Company’s estimated revenue and net loss, on a pro forma basis, for the three and nine months ended September 30, 2016, respectively:

	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Pro forma basis:
Revenue	$736,581	$2,168,965
Net loss	$(233,997)	$(1,287,028)
The pro forma information for the three months ended September 30, 2016 was adjusted to exclude $755,000 of acquisition-related expenses recorded during such period related to the 2016 Acquisition. No such adjustment was made for the nine months ended September 30, 2016. The pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the transaction occurred at the beginning of the period, nor does it purport to represent the results of future operations.
NOTE 5 — INTANGIBLE LEASE ASSET
The Company’s intangible lease asset consisted of the following as of September 30, 2017 and December 31, 2016:

	September 30, 2017	December 31, 2016
In-place lease, net of accumulated amortization of $377,323 and $105,651, respectively
(with a weighted average life remaining of 8.6 years and 9.3 years, respectively)	$3,094,038	$3,365,710
Amortization expense for the in-place lease is included in depreciation and amortization in the accompanying condensed consolidated statements of operations. The following table summarizes the amortization expense related to the in-place lease asset for the three and nine months ended September 30, 2017 and September 30, 2016:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
In-place lease amortization	$90,558	$15,093	$271,672	$15,093
As of September 30, 2017, the estimated amortization expense relating to the intangible lease asset for each of the five succeeding fiscal years is as follows:

Amortization Expense
In-Place Lease
Remainder of 2017	$90,557
2018	$362,229
2019	$362,229
2020	$362,229
2021	$362,229
NOTE 6 — CREDIT FACILITY AND SUBORDINATE PROMISSORY NOTE
As of September 30, 2017, the Company had $20.3 million of debt outstanding, with a weighted average interest rate of 3.7% and weighted average years to maturity of 2.0 years. The following table summarizes the debt balances as of September 30, 2017 and December 31, 2016, respectively, and the debt activity for the nine months ended September 30, 2017:

		During the Nine Months Ended September 30, 2017
	Balance as of December 31, 2016	Debt Issuance	Repayments	Accretion	Balance as of September 30, 2017
Credit facility	$22,000,000	$—	$(1,725,000)	$—	$20,275,000
Subordinate promissory note with affiliate	10,300,000	400,000	(10,700,000)	—	—
Total debt	$32,300,000	$400,000	$(12,425,000)	$—	$20,275,000

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017 (Unaudited) – (Continued)

As of September 30, 2017, the Company had $20.3 million of debt outstanding under its secured credit facility (the “Credit Facility”) with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent, and the lenders under the credit agreement (as amended, the “Credit Agreement”), that provides for borrowings of up to $100.0 million in revolving loans (the “Revolving Loans”). The Revolving Loans mature on September 23, 2019; however, the Company may elect to extend the maturity date of such loans to September 23, 2021, subject to satisfying certain conditions contained in the Credit Agreement.
Depending upon the type of loan specified and overall leverage ratio, the Credit Facility bears interest at (i) the one-month, two-month, three-month or six-month London Interbank Offered Rate (“LIBOR”) multiplied by the statutory reserve rate (the “Eurodollar Rate”) plus an interest rate spread ranging from 2.20% to 2.45%; or (ii) a base rate ranging from 1.20% to 1.45%, plus the greater of: (a) JPMorgan Chase’s Prime Rate (as defined in the Credit Agreement); (b) the Federal Funds Effective Rate (as defined in the Credit Agreement) plus 0.50%; or (c) the one-month LIBOR multiplied by the statutory reserve rate plus 1.0%. As of September 30, 2017, the Revolving Loans outstanding totaled $20.3 million at an interest rate of 3.7%. The Company had $79.7 million in unused capacity, subject to borrowing availability, as of September 30, 2017.
The Credit Agreement contains provisions with respect to covenants, events of default and remedies customary for facilities of this nature. In particular, the Credit Agreement requires the Company to maintain a minimum consolidated net worth greater than or equal to 75% of the equity issued from the date of the Credit Agreement, a leverage ratio no greater than 65%, and a fixed charge coverage ratio equal to or greater than 1.50. The Company believes it was in compliance with the financial covenants of the Credit Agreement as of September 30, 2017.
In addition, in 2016, the Company entered into a $30.0 million subordinate loan with an affiliate of the Company’s advisor (the “Subordinate Promissory Note”). On March 28, 2017, the Company, pursuant to a modification agreement, extended the maturity date of the Subordinate Promissory Note from September 22, 2017 to September 30, 2018. The Subordinate Promissory Note bears interest at a rate per annum equal to the sum of (a) one-month LIBOR, (b) the Credit Facility Margin (as defined in the Subordinate Promissory Note modification agreement) and (c) 1.75%, with accrued interest payable monthly in arrears and principal due upon maturity on September 30, 2018. The Subordinate Promissory Note had an interest rate of 5.4% as of September 30, 2017. In the event the Subordinate Promissory Note is not paid off on the maturity date, the loan includes default provisions. The Subordinate Promissory Note has been approved by a majority of the Company’s board of directors (including a majority of the independent directors) not otherwise interested in the transaction as fair, competitive and commercially reasonable and no less favorable to the Company than a comparable loan between unaffiliated parties under the same circumstances. As of September 30, 2017, the Company had no debt outstanding and $30.0 million available for borrowing under the Subordinate Promissory Note.
Maturities
The following table summarizes the scheduled aggregate principal repayments for the Company’s outstanding debt as of September 30, 2017 for each of the five succeeding fiscal years and the period thereafter (in thousands):

Principal Repayments
Remainder of 2017	$—
2018	—
2019	20,275
2020	—
2021	—
Thereafter	—
Total	$20,275
NOTE 7 — COMMITMENTS AND CONTINGENCIES
Litigation
In the ordinary course of business, the Company may become subject to litigation and claims. The Company is not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to the Company’s business, to which the Company is a party or of which the Company’s property is the subject.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017 (Unaudited) – (Continued)

Environmental Matters
In connection with the ownership and operation of real estate, the Company may potentially be liable for costs and damages related to environmental matters. In addition, the Company may own or acquire certain properties that are subject to environmental remediation. Generally, the seller of the property, the tenant of the property and/or another third party is responsible for environmental remediation costs related to a property. Additionally, in connection with the purchase of certain properties, the respective sellers and/or tenants may agree to indemnify the Company against future remediation costs. The Company also carries environmental liability insurance on its properties that provides limited coverage for any remediation liability and/or pollution liability for third-party bodily injury and/or property damage claims for which the Company may be liable. The Company is not aware of any environmental matters which it believes are reasonably likely to have a material effect on its results of operations, financial condition or liquidity.
NOTE 8 — RELATED-PARTY TRANSACTIONS AND ARRANGEMENTS
The Company has incurred, and will continue to incur, commissions, fees and expenses payable to CCI III Advisors and certain of its affiliates in connection with the Offering and the acquisition, management and disposition of its assets.
Selling commissions and dealer manager fees
In connection with the Offering, CCC, the Company’s dealer manager, which is affiliated with CCI III Advisors, receives selling commissions of up to 7.0% and 3.0% of gross offering proceeds from the primary portion of the Offering for Class A Shares and Class T Shares, respectively. CCC reallows 100% of selling commissions earned to participating broker-dealers. In addition, CCC receives 2.0% of gross offering proceeds from the primary portion of the Offering for both Class A Shares and Class T Shares as a dealer manager fee. CCC, in its sole discretion, may reallow all or a portion of its dealer manager fee to participating broker-dealers. No selling commissions or dealer manager fees are paid to CCC or other participating broker-dealers with respect to shares sold pursuant to the DRIP.
Organization and offering expenses
All other organization and offering expenses associated with the sale of the Company’s common stock (excluding selling commissions, dealer manager fees and distribution and stockholder servicing fees) are paid by CCI III Advisors or its affiliates and are reimbursed by the Company up to 1.0% of aggregate gross offering proceeds, including proceeds from sales of shares under the DRIP. A portion of the other organization and offering expenses may be considered to be underwriting compensation. As of September 30, 2017, CCI III Advisors had paid organization and offering expenses in excess of the 1.0% of aggregate gross offering proceeds in connection with the Offering. These excess amounts were not included in the condensed consolidated financial statements of the Company because such amounts were not a liability of the Company as they exceeded 1.0% of gross proceeds from the Offering. As the Company raises additional proceeds from the Offering, these amounts may become payable.
Distribution and stockholder servicing fees
The Company pays CCC a distribution and stockholder servicing fee for Class T Shares that is calculated on a daily basis in an amount equal to 1/365th of 1.0% of the purchase price per share (or, once reported, the amount of the Company’s estimated per share net asset value) of the Class T Shares sold in the primary portion of the Offering. The distribution and stockholder servicing fee is paid monthly in arrears from cash flow from operations or, if the Company’s cash flow from operations is not sufficient to pay the distribution and stockholder servicing fee, from borrowings in anticipation of future cash flow. An estimated liability for future distribution and stockholder servicing fees payable to CCC is recognized at the time each Class T Share is sold and included in due to affiliates in the condensed consolidated balance sheets with a corresponding decrease to capital in excess of par value. The Company will cease paying the distribution and stockholder servicing fee with respect to Class T Shares at the earliest of (i) the end of the month in which the total distribution and stockholder servicing fees paid by a stockholder within his or her individual account would be equal to 4.0% of the stockholder’s total gross investment amount at the time of the purchase of the primary Class T Shares held in such account, or a lower limit agreed upon between the Company’s dealer manager and the participating broker-dealer at the time such Class T Shares were sold; (ii) the date on which the aggregate underwriting compensation from all sources equals 10.0% of the gross proceeds from the aggregate sale of the Class A Shares and Class T Shares in the Offering, excluding proceeds from sales pursuant to the DRIP; (iii) the fourth anniversary of the last day of the month in which the Offering (excluding the offering of shares pursuant to the DRIP) terminates; (iv) the date such Class T Share is no longer outstanding; and (v) the date the Company effects a liquidity event. CCC may, in its discretion, reallow to participating broker-dealers all or a portion of the distribution and stockholder servicing

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017 (Unaudited) – (Continued)

fee for services that such participating broker-dealers perform in connection with the distribution of Class T Shares. At the time the Company ceases paying the distribution and stockholder servicing fee with respect to an outstanding Class T Share pursuant to the provisions above, such Class T Share will convert into a number of Class A Shares (including any fractional shares) with an equivalent net asset value as such Class T Share. The Company cannot predict when this will occur. No distribution and stockholder servicing fees are paid to CCC or other participating broker-dealers with respect to shares sold pursuant to the DRIP.
Acquisition-related fees and expenses
The Company pays CCI III Advisors or its affiliates acquisition fees of up to 2.0% of: (i) the contract purchase price of each property or asset the Company acquires; (ii) the amount paid in respect of the development, construction or improvement of each asset the Company acquires; (iii) the purchase price of any loan the Company acquires; and (iv) the principal amount of any loan the Company originates. In addition, the Company reimburses CCI III Advisors or its affiliates for acquisition-related expenses incurred in the process of acquiring a property or the origination or acquisition of a loan, so long as the total acquisition fees and expenses relating to the transaction do not exceed 6.0% of the contract purchase price, unless otherwise approved by a majority of the Company’s board of directors, including a majority of the independent directors, as commercially competitive, fair and reasonable to the Company.
Advisory fees and expenses
Pursuant to the advisory agreement, the Company pays CCI III Advisors a monthly advisory fee based upon the Company’s monthly average asset value, which is equal to the following amounts: (i) an annualized rate of 0.75% paid on the Company’s average asset value that is between $0 and $2.0 billion; (ii) an annualized rate of 0.70% paid on the Company’s average asset value that is between $2.0 billion and $4.0 billion; and (iii) an annualized rate of 0.65% paid on the Company’s average asset value that are over $4.0 billion. During the three and nine months ended September 30, 2017, these advisory fees exceeded the expense limit of the greater of 2.0% of the average invested assets or 25.0% of net income (see operating expenses below) and were not recognized in the condensed consolidated financial statements of the Company because such amounts were not contractually payable by the Company. As of September 30, 2017, $123,000 of advisory fees exceeded such expense limit. As the Company raises additional proceeds from the Offering and acquires additional properties, these amounts may become payable if future operating expenses are below the expense limits.
Operating expenses
The Company reimburses CCI III Advisors or its affiliates for the operating expenses they paid or incurred in connection with advisory and administrative services provided to the Company, subject to the limitation that the Company will not reimburse CCI III Advisors or its affiliates for any amount by which the operating expenses (including the advisory fee) at the end of the four preceding fiscal quarters exceed the greater of (i) 2.0% of average invested assets, or (ii) 25.0% of net income, excluding any additions to reserves for depreciation, bad debts or other similar non-cash reserves and excluding any gain from the sale of assets for that period. The Company will not reimburse CCI III Advisors or its affiliates for compensation paid to the Company’s executive officers or employees of CCI III Advisors in connection with the services for which CCI III Advisors or its affiliates receive an acquisition fee, financing coordination fee or disposition fee. During the three and nine months ended September 30, 2017, CCI III Advisors paid or reimbursed the Company for operating expenses in excess of the greater of 2.0% of average invested assets or 25.0% of net income, which were not recognized in the condensed consolidated financial statements of the Company because such amounts were not contractually payable by the Company. As of September 30, 2017, $743,000 of operating expenses exceeded such expense limit. As the Company raises additional proceeds from the Offering and acquires additional properties, these amounts may become payable.
Financing coordination fees
If CCI III Advisors provides services in connection with the origination, assumption or refinancing of any debt to acquire properties or to make other permitted investments, the Company will pay CCI III Advisors a financing coordination fee equal to 1.0% of the amount available and/or outstanding under such financing. However, CCI III Advisors will not be entitled to a financing coordination fee on any debt where CCI III Advisors previously received a fee unless (i) the maturity date of the refinanced debt was scheduled to occur less than one year after the date of the refinancing and the new loan has a term of at least five years or (ii) the new loan is approved by a majority of the independent directors; and provided, further, that no financing coordination fee will be paid in connection with loans advanced by an affiliate of CCI III Advisors.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017 (Unaudited) – (Continued)

Disposition fees
If CCI III Advisors or its affiliates provide a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of one or more properties (or the Company’s entire portfolio), the Company will pay CCI III Advisors or its affiliates a disposition fee in an amount equal to up to one-half of the real estate or brokerage commission paid by the Company to third parties on the sale of such property, not to exceed 1.0% of the contract price of the property sold; provided, however, in no event may the total disposition fees paid to CCI III Advisors, its affiliates, and unaffiliated third parties, exceed the lesser of the customary competitive real estate commission or an amount equal to 6.0% of the contract sales price. In addition, if CCI III Advisors or its affiliates provides a substantial amount of services (as determined by a majority of the Company’s independent directors) in connection with the sale of one or more assets other than properties, the Company may separately compensate CCI III Advisors or its affiliates at such rates and in such amounts as the Company’s board of directors, including a majority of the independent directors, and CCI III Advisors agree upon, not to exceed an amount equal to 1.0% of the contract price of the assets sold. During the three and nine months ended September 30, 2017 and 2016, no disposition fees were incurred for any such services provided by CCI III Advisors or its affiliates.
Subordinated performance fees
The Company will pay a subordinated performance fee under one of the following alternative events: (1) if the Company’s shares are listed on a national securities exchange, CCI III Advisors, or its affiliates, will be entitled to a subordinated performance fee equal to 15.0% of the amount, if any, by which (i) the market value of the Company’s outstanding stock plus distributions paid by the Company prior to listing, exceeds (ii) the sum of the total amount of capital raised from investors and the amount of distributions necessary to generate a 6.0% annual cumulative, non-compounded return to investors; (2) if the Company is sold or its assets are liquidated, CCI III Advisors will be entitled to a subordinated performance fee equal to 15.0% of the net sale proceeds remaining after investors have received, from regular distributions plus special distributions paid from proceeds of such sale, a return of their net capital invested and a 6.0% annual cumulative, non-compounded return; or (3) upon termination of the advisory agreement, CCI III Advisors may be entitled to a subordinated performance fee similar to the fee to which it would have been entitled had the portfolio been liquidated (based on an independent appraised value of the portfolio) on the date of termination. During the three and nine months ended September 30, 2017 and 2016, no subordinated performance fees were incurred related to any such events.
The Company incurred commissions, fees and expense reimbursements as shown in the table below for services provided by CCI III Advisors and its affiliates related to the services described above during the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Selling commissions	$224,114	$—	$667,858	$—
Dealer manager fees	$106,715	$—	$270,510	$—
Distribution and stockholder servicing fees(1)	$6,162	$—	$8,344	$—
Organization and offering costs	$54,095	$27,473	$138,665	$27,473
Acquisition fees and expenses	$—	$655,000	$—	$655,000
Advisory fees	$—	$5,369	$60,565	$5,369
Financing coordination fees	$—	$220,000	$—	$220,000
______________________

(1)
Amounts are calculated for the respective period in accordance with the dealer manager agreement and exclude the estimated liability for future distribution and stockholder servicing fees payable to CCC of $154,000, which is included in due to affiliates in the consolidated balance sheets with a corresponding decrease to capital in excess of par value, as described in Note 2 — Summary of Significant Accounting Policies.

Due to Affiliates
As of September 30, 2017 and December 31, 2016, $155,000 and $78,000, respectively, was recorded for services and expenses incurred, but not yet reimbursed, to CCI III Advisors or its affiliates. The $155,000 amount was primarily for the estimated liability for future distribution and stockholder servicing fees payable to CCC and the $78,000 was primarily for operating expense, interest expense, and advisory fees and expenses. These amounts were included in due to affiliates in the consolidated balance sheets for such periods.

COLE OFFICE & INDUSTRIAL REIT (CCIT III), INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2017 (Unaudited) – (Continued)

NOTE 9 — ECONOMIC DEPENDENCY
Under various agreements, the Company has engaged and may in the future engage CCI III Advisors or its affiliates to provide certain services that are essential to the Company, including asset management services, supervision of the management and leasing of properties owned by the Company, asset acquisition and disposition decisions, the sale of shares of the Company’s common stock available for issuance, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon CCI III Advisors or its affiliates. In the event that these companies are unable to provide the Company with these services, the Company would be required to find alternative providers of these services.
NOTE 10 — OPERATING LEASES
The Company’s real estate asset is leased to a tenant under an operating lease. As of September 30, 2017, the lease had a remaining term of 8.6 years. The lease includes provisions to extend the lease term, options for early termination after paying a specified penalty, rights of first refusal to purchase the property at competitive market rates, and other negotiated terms and conditions. The Company retains substantially all of the risks and benefits of ownership of the real estate asset leased to the tenant. As of September 30, 2017, the future minimum rental income from the Company’s investment in real estate asset under the non-cancelable operating lease, assuming no exercise of renewal options, was as follows:

Future Minimum Rental Income
Remainder of 2017	$626,149
2018	2,537,991
2019	2,588,751
2020	2,640,526
2021	2,693,336
Thereafter	12,301,072
Total	$23,387,825
NOTE 11 — SUBSEQUENT EVENTS
The following events occurred subsequent to September 30, 2017:
Investment in Real Estate Assets
Subsequent to September 30, 2017, the Company acquired a 100% interest in one real estate property for a purchase price of $16.5 million, exclusive of closing costs. The acquisition was funded with net proceeds from the Offering and borrowings under the Subordinate Promissory Note. The Company has not completed its initial purchase price allocation with respect to this property and therefore cannot provide similar disclosures to those included in Note 4 — Real Estate Investment for this property.
Credit Facility and Subordinate Promissory Note
Subsequent to September 30, 2017, the Company borrowed an additional $16.0 million under the Subordinate Promissory Note, repaid $1.0 million under the Credit facility and had an aggregate of $16.0 million available for borrowing under the Credit Facility and the Subordinate Promissory Note.
Sale of Cole Capital
On November 13, 2017 the parent of the Company’s sponsor entered into a purchase and sale agreement to sell its ownership interest in the Company’s sponsor. The completion of this sale is subject to the receipt of regulatory approvals and other customary closing conditions and is expected to occur at the end of the fourth quarter of 2017 or during the first quarter of 2018.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis should be read in conjunction with the accompanying condensed consolidated financial statements and notes thereto appearing elsewhere in this Quarterly Report on Form 10-Q. We make statements in this section that are forward-looking statements within the meaning of the federal securities laws. Certain risks may cause our actual results, performance or achievements to differ materially from those expressed or implied by the following discussion. For a complete discussion of such risk factors, see Item 1A — Risk Factors of this Quarterly Report on Form 10-Q and the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to those terms in “Part I — Financial Information” of this Quarterly Report on Form 10-Q, including the notes to the condensed consolidated financial statements contained therein, and the terms “we,” “us,” “our” and the “Company” refer to Cole Office & Industrial REIT (CCIT III), Inc.
Forward-Looking Statements
This Quarterly Report on Form 10-Q includes “forward-looking statements” (within the meaning of the federal securities laws, Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that reflect our expectations and projections about our future results, performance, prospects and opportunities. We have attempted to identify these forward-looking statements by the use of words such as “may,” “will,” “seek,” “expects,” “anticipates,” “believes,” “targets,” “intends,” “should,” “estimates,” “could,” “continue,” “assume,” “projects,” “plans” or similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, those discussed below. We intend for all such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable by law. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of changes in underlying assumptions or new information, future events or otherwise, except as may be required to satisfy our obligations under federal securities law. The forward-looking statements should be read in light of the risk factors identified in Item 1A — Risk Factors of this Quarterly Report on Form 10-Q and our Annual Report on Form 10-K for the year ended December 31, 2016.
The following are some, but not all, of the assumptions, risks, uncertainties and other factors that could cause our actual results to differ materially from those presented in our forward-looking statements:

•	We may be unable to renew leases, lease vacant space or re-lease space as leases expire on favorable terms or at all.

•	We are subject to risks associated with tenant, geographic and industry concentrations with respect to our property.

•	Our property, intangible assets and other assets may be subject to impairment charges.

•	We could be subject to unexpected costs or unexpected liabilities that may arise from potential dispositions of properties.

•
We are subject to competition in the acquisition and disposition of properties and in the leasing of our property and we may be unable to acquire, dispose of, or lease properties on advantageous terms.

•	We could be subject to risks associated with bankruptcies or insolvencies of tenants or from tenant defaults generally.

•	We have substantial indebtedness, which may affect our ability to pay distributions, and expose us to interest rate fluctuation risk and the risk of default under our debt obligations.

•	We may be affected by the incurrence of additional secured or unsecured debt.

•	We may not be able to achieve profitability.

•	We may not generate cash flows sufficient to pay our distributions to stockholders or meet our debt service obligations.

•	We may be affected by risks resulting from losses in excess of insured limits.

•	We may fail to qualify as a REIT for U.S. federal income tax purposes.

•
Our sponsor may be unable to fully reestablish the financial network which previously supported Cole Capital sponsored REITs and/or regain the prior level of transaction and capital raising volume achieved by Cole REITs.

•	We are subject to risks that may affect capital raising volume as a result of increased regulatory changes.

•	Our advisor has the right to terminate the advisory agreement upon 60 days’ written notice without cause or penalty.

Definitions
We use certain defined terms throughout this Quarterly Report on Form 10-Q that have the following meanings:
The phrase “annualized rental income” refers to the straight-line rental revenue under our leases on operating properties owned as of the respective reporting date, which includes the effect of rent escalations and any tenant concessions, such as free rent, and excludes any bad debt allowances and any contingent rent, such as percentage rent. Management uses annualized rental income as a basis for tenant, industry and geographic concentrations and other metrics within the portfolio. Annualized rental income is not indicative of future performance.
Under a “net lease,” the tenant occupying the leased property (usually as a single tenant) does so in much the same manner as if the tenant were the owner of the property. There are various forms of net leases, most typically classified as triple-net or double-net. Triple-net leases typically require the tenant to pay all expenses associated with the property (e.g., real estate taxes, insurance, maintenance and repairs). Double-net leases typically require that the tenant pay all operating expenses associated with the property (e.g., real estate taxes, insurance and maintenance), but excludes some or all major repairs (e.g., roof, structure and parking lot). Accordingly, the owner receives the rent “net” of these expenses, rendering the cash flow associated with the lease predictable for the term of the lease. Under a net lease, the tenant generally agrees to lease the property for a significant term and agrees that it will either have no ability or only limited ability to terminate the lease or abate rent prior to the expiration of the term of the lease as a result of real estate driven events such as casualty, condemnation or failure by the landlord to fulfill its obligations under the lease.
Overview
We were formed on May 22, 2014, and we intend to qualify and elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2017. We commenced our principal operations on September 22, 2016 when we satisfied the conditions of the escrow agreement regarding the minimum offering requirement and issued approximately 275,000 shares of common stock in the Offering. We have no paid employees and are externally advised and managed by CCI III Advisors. VEREIT indirectly owns and/or controls our external advisor, CCI III Advisors, our dealer manager, CCC, our property manager, CREI Advisors, and our sponsor, Cole Capital.
As we acquire additional commercial real estate, we will be subject to changes in real estate prices and changes in interest rates on any current variable rate debt, refinancings or new indebtedness used to acquire the properties. We may manage our risk of changes in real estate prices on future property acquisitions, when applicable, by entering into purchase agreements and loan commitments simultaneously, or through loan assumptions, so that our operating yield is determinable at the time we enter into a purchase agreement, by contracting with developers for future delivery of properties, or by entering into sale-leaseback transactions. We manage our interest rate risk by monitoring the interest rate environment in connection with our future property acquisitions, when applicable, or upcoming debt maturities to determine the appropriate financing or refinancing terms, which may include fixed rate loans, variable rate loans or interest rate hedges. If we are unable to acquire suitable properties or obtain suitable financing terms for future acquisitions or refinancing, our results of operations may be adversely affected.
Our operating results and cash flows are primarily influenced by rental income from our commercial property, interest expense on our indebtedness, and acquisition and operating expenses. Rental income accounted for 43% and 66% of total revenue for the three and nine months ended September 30, 2017, respectively. As 100% of our rentable square feet was under lease as of September 30, 2017, with a remaining lease term of 8.6 years, we believe our exposure to changes in commercial rental rates on our portfolio is substantially mitigated, except for vacancies caused by tenant bankruptcies or other factors. Our advisor regularly monitors the creditworthiness of our tenant by reviewing the tenant’s financial results, credit rating agency reports, when available, on the tenant or guarantor, the operating history of the property with such tenant, the tenant’s market share and track record within its industry segment, the general health and outlook of the tenant’s industry segment, and other information for changes and possible trends. If our advisor identifies significant changes or trends that may adversely affect the creditworthiness of a tenant, it will gather a more in-depth knowledge of the tenant’s financial condition and, if necessary, attempt to mitigate the tenant credit risk by evaluating the possible sale of the property, or identifying a possible replacement tenant should the current tenant fail to perform on the lease.
Portfolio Information
As of September 30, 2017, we owned one property occupied by an investment grade tenant, comprising approximately 221,000 rentable square feet of income-producing necessity corporate office space located in Ohio and leased to Siemens Corporation, which was 100% leased with a lease term remaining of 8.6 years. As we have only acquired one property, a discussion of same store sales is not considered meaningful and as such is not included in the results of operations.

Results of Operations
Our results of operations are influenced by the timing of our acquisition and the operating performance of our real estate investment. The following table provides summary information about our results of operations for the three and nine months ended September 30, 2017 and 2016 (in thousands):

	Three Months Ended September 30,		2017 vs 2016 Increase (Decrease)	Nine Months Ended September 30,		2017 vs 2016 Increase (Decrease)
	2017	2016		2017	2016
Total revenues	$1,581	$60	$1,521	$3,066	$60	$3,006
General and administrative expenses	$104	$34	$70	$410	$34	$376
Property operating expenses	$3	$—	$3	$9	$—	$9
Real estate tax expenses	$904	$—	$904	$1,033	$—	$1,033
Advisory fees and expenses	$—	$5	$(5)	$61	$5	$56
Acquisition-related expenses	$—	$755	$(755)	$—	$755	$(755)
Depreciation and amortization	$358	$60	$298	$1,075	$60	$1,015
Operating income (loss)	213	$(794)	$1,007	$478	$(794)	$1,272
Interest expense and other, net	$348	$53	$295	$1,169	$53	$1,116
Net loss	$(135)	$(847)	$(712)	$(691)	$(847)	$(156)
Revenues
The increase in revenue of $1.5 million and $3.0 million during the three and nine months ended September 30, 2017, respectively, as compared to the same periods in 2016, was primarily due to recognizing a full period of rental revenue related to our one property, which was acquired September 23, 2016. Rental income accounted for 43% and 66% of total revenue for the three and nine months ended September 30, 2017, respectively. We also incurred operating expenses, primarily related to real estate tax, subject to reimbursement by our tenant, which resulted in $907,000 and $1.0 million in tenant reimbursement income during the three and nine months ended September 30, 2017, respectively.
General and Administrative Expenses
The primary general and administrative expense items are unused fees on the Credit Facility, accounting and legal fees, board of directors costs and professional fees.
The increase in general and administrative expenses of $70,000 and $376,000 for the three and nine months ended September 30, 2017, respectively, as compared to the same periods in 2016, was primarily due to increases in unused fees on the Credit Facility, audit fees, board of directors costs and legal fees.
Property Operating Expenses
Property operating expenses such as property repairs, maintenance and property-related insurance include both reimbursable and non-reimbursable property expenses. We are reimbursed by our one tenant for certain reimbursable property operating expenses in accordance with the lease agreement.
The increase in property operating expenses of $3,000 and $9,000 for the three and nine months ended September 30, 2017, respectively, as compared to the same periods in 2016, was primarily due to recognizing a full period of property-related insurance on our one property, which was acquired September 23, 2016.
Real Estate Tax Expenses
The increase in real estate tax expenses of $904,000 and $1.0 million for the three and nine months ended September 30, 2017, respectively, as compared to the same periods in 2016, was primarily due to recognizing a full period of real estate taxes and an increase in a tax assessment on our one property, which was acquired September 23, 2016.
Advisory Fees and Expenses
Pursuant to the advisory agreement with CCI III Advisors and based upon the amount of our current invested assets, we are required to pay to CCI III Advisors a monthly advisory fee equal to one-twelfth of 0.75% of the average asset value up to $2.0 billion, one-twelfth of 0.70% of the average asset value over $2.0 billion up to $4.0 billion and one-twelfth of 0.65% of the average asset value over $4.0 billion.
The decrease in advisory fees and expenses of $5,000 for the three months ended September 30, 2017, as compared to the same period in 2016, was primarily due to our expenses exceeding the greater of 2.0% of the average invested assets or 25.0% of net income and therefore such excess amounts were not recognized and payable; see Note 8 — Related-Party Transactions and Arrangements to our condensed consolidated financial statements in this Quarterly Report on Form 10-Q. Additionally, we may be required to reimburse certain expenses incurred by CCI III Advisors in providing such advisory services, subject to limitations as set forth in the advisory agreement.
The increase in advisory fees and expenses of $56,000 for the nine months ended September 30, 2017, as compared to the same period in 2016, was primarily due to recognizing advisory services over a longer period on our one property, which was acquired on September 23, 2016.
Acquisition-Related Expenses
The decrease in acquisition-related expenses of $755,000 for both the three and nine months ended September 30, 2017, as compared to the same periods in 2016, was due to no property purchases during 2017 and acquiring only one property in 2016.
Depreciation and Amortization
The increase in depreciation and amortization expenses of $298,000 and $1.0 million for the three and nine months ended September 30, 2017, respectively, as compared to the same periods in 2016, was primarily due to recognizing a full period of depreciation on our one property, which was acquired on September 23, 2016.
Interest Expense and Other, Net
The increase in interest expense and other, net of $295,000 and $1.1 million during the three and nine months ended September 30, 2017, respectively, as compared to the same periods in 2016, was primarily due to recognizing a full period of interest expense on our outstanding debt balance, as we did not commence principal operations until September 22, 2016.
Distributions
Our board of directors authorized a daily distribution, based on 365 days in the calendar year, of $0.001643836 per Class A Share for stockholders of record of such class of shares as of the close of business on each day of the period commencing on January 1, 2017 and ending on March 30, 2018. Our board of directors authorized a daily distribution on Class T Shares for stockholders of record of such class of shares as of the close of business on each day of the period commencing on January 1, 2017 and ending on March 30, 2018 equal to $0.001643836 per Class T Share, less the per share distribution and stockholder servicing fees that are payable with respect to the Class T Shares (as calculated on a daily basis). As of September 30, 2017, the Company had distributions payable of $79,000.
During the nine months ended September 30, 2017, we paid distributions of $367,000, including $92,000 through the issuance of shares pursuant to the DRIP. Net cash used in operating activities for the nine months ended September 30, 2017 was $14,000. Prior to the adoption of ASU 2017-01 in April 2017, we treated our real estate acquisition-related fees and expenses as funded by proceeds from the Offering, including proceeds from the DRIP. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions includes the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities. The distributions paid during the nine months ended September 30, 2017 were fully covered by proceeds from the Offering from the prior periods. As we did not commence principal operations until September 22, 2016, we did not pay any distributions during the nine months ended September 30, 2016.
Share Redemptions
Our share redemption program permits our stockholders to sell their shares back to us after they have held them for at least one year, subject to certain conditions and limitations. We may waive the one-year holding period requirement upon request due to a stockholder’s death or bankruptcy or other exigent circumstances as determined by our advisor. In addition, our board of directors may choose to amend the terms of, suspend or terminate our share redemption program at any time upon 30 days’ notice. Funding for the redemption of shares will generally be limited to the net proceeds we receive from the sale of shares under the DRIP, net of shares redeemed to date. We will not redeem in excess of 5.0% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid. In addition, we will generally limit quarterly redemptions to approximately 1.25% of the weighted average number of shares outstanding during the trailing 12-month period ending on the last day of the fiscal quarter for which the redemptions are being paid, and to the net proceeds we receive from the sale of shares in the respective quarter under the DRIP. In addition, our board of directors may choose to amend the terms of, suspend or terminate our share redemption program at any time upon 30 days’ notice. We will not redeem in excess of 5.0% of the weighted average number of shares outstanding during the trailing 12 months prior to the end of the fiscal quarter for which the redemptions are being paid. Any of the foregoing limits might prevent us from accommodating all redemption requests made in any fiscal quarter or in any 12-month period. As of September 30, 2017, we did not receive any requests for redemptions under our share redemption program.

Liquidity and Capital Resources
General
We expect to utilize funds from the Offering and future proceeds from secured or unsecured financing to complete future property acquisitions and for general corporate uses. Our operating cash flows will primarily be provided by the rental income received from leased properties. As of September 30, 2017, we had raised $16.7 million of gross proceeds from the Offering before organization and offering costs, selling commissions and dealer manager fees of $1.1 million.
Our Credit Facility and Subordinate Promissory Note provide for aggregate borrowings of up to $130.0 million. As of September 30, 2017, we had $109.7 million in unused capacity, subject to borrowing availability. As of September 30, 2017, we also had cash and cash equivalents of $844,000.
Short-term Liquidity and Capital Resources
We expect our operating cash flows to increase as we continue to acquire properties. On a short-term basis, our principal demands for funds will be for the acquisition of real estate investments and the payment of acquisition-related fees and expenses, operating expenses, distributions to stockholders and interest and principal on current and any future debt financings. We expect to meet our short-term liquidity requirements through net cash flows provided by operations and proceeds from the Offering, as well as secured or unsecured borrowings from banks and other lenders to finance our future acquisitions. We believe that the resources stated above will be sufficient to satisfy our operating requirements for the foreseeable future, and we do not anticipate a need to raise funds from sources other than those described above within the next 12 months.
Long-term Liquidity and Capital Resources
On a long-term basis, our principal demands for funds will be for the acquisition of real estate and real estate-related investments and the payment of tenant improvements, acquisition-related fees and expenses, operating expenses, distributions and redemptions to stockholders and interest and principal on any current and future indebtedness. Generally, we expect to meet our long-term liquidity requirements through proceeds from net cash flows provided by operations, the sale of our common stock and secured or unsecured borrowings from banks and other lenders.
We expect that substantially all net cash flows from operations will be used to pay distributions to our stockholders after certain capital expenditures, including tenant improvements and leasing commissions, are paid; however, we may use other sources to fund distributions, as necessary, including proceeds from the Offering, borrowings on our Credit Facility and/or future borrowings on unencumbered assets. To the extent that cash flows from operations are lower due to fewer properties being acquired or lower than expected returns on the properties, distributions paid to our stockholders may be lower. We expect that substantially all net cash flows from the Offering or debt financings will be used to fund acquisitions, certain capital expenditures, repayments of outstanding debt or distributions to our stockholders.
Contractual Obligations
As of September 30, 2017, we had $20.3 million of debt outstanding, with a weighted average interest rate of 3.7%. See Note 6 — Credit Facility and Subordinate Promissory Note to our condensed consolidated financial statements in this Quarterly Report on Form 10-Q for certain terms of our debt outstanding.
Our contractual obligations as of September 30, 2017 were as follows:

	Payments due by period (1)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Principal payments – credit facility	$20,275,000	$—	$20,275,000	$—	$—
Interest payments – credit facility(2)	1,483,908	750,175	733,733	—	—
Total	$21,758,908	$750,175	$21,008,733	$—	$—
______________________

(1)	The table does not include amounts due to CCI III Advisors or its affiliates pursuant to our advisory agreement because such amounts are not fixed and determinable.

(2)	Payment obligations for the Revolving Loans are based on the interest rate in effect of 3.7% as of September 30, 2017.
We expect to incur additional borrowings in the future to acquire additional properties and make other real estate-related investments. There is no limitation on the amount we may borrow against any single improved property. Our borrowings will not exceed 75% of the cost of our gross assets (or 300% of net assets) as of the date of any borrowing, which is the maximum level of indebtedness permitted under the North American Securities Administrators Association Statement of Policy Regarding

Real Estate Investment Trusts; however, we may exceed that limit if approved by a majority of our independent directors and disclosed to our stockholders in the next quarterly report along with justification for such excess borrowing. Our board of directors has adopted a policy to further limit our borrowings to 60% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our gross assets, unless the excess borrowing is approved by a majority of our independent directors and disclosed to our stockholders in the next quarterly report along with the justification for such excess borrowing.
As of September 30, 2017, our ratio of debt to the cost (before deducting depreciation or other non-cash reserves) of our gross real assets was 61.9%, which exceeded the 60% limitation. A majority of our board of directors (including a majority of the independent directors) determined that, as a general policy, borrowing in excess of the 60% limitation is justified and in the best interests of us and our stockholders during our capital raising stage and further that borrowing in excess of the 75% limitation is justified and in the best interests of our stockholders until September 30, 2018, and may be extended or re-approved by our board of directors and our independent directors from time to time. The independent directors believe such borrowing levels are justified for the following reasons:

•	the borrowings enabled us to purchase an initial property and earn rental income more quickly;

•
the property acquisition was likely to increase the net offering proceeds from the Offering by allowing us to show potential investors actual acquisitions, thereby improving our ability to meet our objective of acquiring a diversified portfolio of properties to generate current income for investors and preserve investor capital; and

•
we are currently in the early stages of the Offering and we expect the high leverage to be reduced below the borrowing limitations once we more fully establish our selling group and the capital raise in the Offering increases.

Our management reviews net debt as part of its management of our overall liquidity, financial flexibility, capital structure and leverage, and we therefore believe that the presentation of net debt provides useful information to investors. Net debt is a non-GAAP measure used to show our outstanding principal debt balance, excluding certain GAAP adjustments, such as premiums or discounts, less all cash and cash equivalents. As of September 30, 2017, our net debt leverage ratio, which is the ratio of net debt to total gross real estate assets net of gross intangible lease liabilities, if applicable, was 59.3%. The following table provides a reconciliation of the Credit Facility and Subordinate Promissory Note due to affiliate balance, as reported on our condensed consolidated balance sheet, to net debt as of September 30, 2017:

Balance as of September 30, 2017
Credit facility and subordinate promissory note due to affiliate	$20,275,000
Less: Cash and cash equivalents	(843,519)
Net debt	$19,431,481
Gross real estate asset	$32,750,000
Net debt leverage ratio	59.3%
Cash Flow Analysis
Operating Activities. Net cash used in operating activities was $14,000 for the nine months ended September 30, 2017, compared to $496,000 for the nine months ended September 30, 2016. The decrease was primarily due to a net increase in depreciation and amortization of intangibles and deferred financing costs of $1.4 million, offset by an increase in working capital accounts of $882,000. See “ — Results of Operations” for a more complete discussion of the factors impacting our operating performance.
Investing Activities. Net cash used in investing activities decreased $32.8 million for the nine months ended September 30, 2017, compared to the nine months ended September 30, 2016, due to not acquiring any properties subsequent to September 30, 2016.
Financing Activities. Net cash provided by financing activities was $252,000 for the nine months ended September 30, 2017, compared to $33.3 million for the nine months ended September 30, 2016. This decrease is primarily due to the net proceeds from the issuance of common stock offset by net repayments on the Credit Facility and the Subordinate Promissory Note, and an increase in distributions to investors.
Election as a REIT
We intend to qualify and elect to be taxed as a REIT for federal income tax purposes commencing with our taxable year ending December 31, 2017. To qualify and maintain our status as a REIT, we must meet certain requirements relating to our organization, sources of income, nature of assets, distributions of income to our stockholders and recordkeeping. However, we cannot guarantee that we will meet these requirements, and may not elect to be taxed as a REIT for our taxable year ending December 31, 2017 if we do not meet such requirements. If we qualify as a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders so long as we distribute at least 90% of our annual taxable income (computed without regard to the dividends paid deduction and excluding net capital gains).
If we do not elect to be taxed as a REIT, or if we otherwise fail to qualify as a REIT for any reason in a taxable year and applicable relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income, if any, at regular corporate rates. We will not be able to deduct distributions paid to our stockholders in any year in which we elect not to be taxed or fail to qualify as a REIT. If we elect to be taxed and fail to qualify as a REIT in any taxable year, we also will be disqualified for the four taxable years following the year during which qualification is lost, unless we are entitled to relief under specific statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to be organized and operate in such a manner as to qualify as a REIT for federal income tax purposes for the year ending December 31, 2017. As such, no provision for federal income taxes has been made in our accompanying condensed consolidated financial statements. We are subject to certain state and local taxes related to the operations of properties in certain locations, which have been provided for in our accompanying condensed consolidated financial statements.
Critical Accounting Policies and Estimates
Our accounting policies have been established to conform with GAAP. The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to the various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. We believe the following critical accounting policies govern the significant judgments and estimates used in the preparation of our financial statements, which should be read in conjunction with the more complete discussion of our accounting policies and procedures included in Note 2 — Summary of Significant Accounting Policies. We consider our critical accounting policies to be the following:

•	Allocation of Purchase Price of Real Estate Assets; and

•	Recoverability of Real Estate Assets.
A complete description of such policies and our considerations is contained in our Annual Report on Form 10-K for the year ended December 31, 2016. The information included in this Quarterly Report on Form 10-Q should be read in conjunction with our audited consolidated financial statements as of and for the year ended December 31, 2016 and related notes thereto.
Related-Party Transactions and Agreements
We have entered into agreements with CCI III Advisors and its affiliates, whereby we agree to pay certain fees to, or reimburse certain expenses of, CCI III Advisors or its affiliates, such as acquisition and advisory fees and expenses, organization and offering costs, selling commissions, dealer manager fees and expenses, distribution and stockholder servicing fees, leasing fees and reimbursement of certain operating costs. See Note 8 — Related-Party Transactions and Arrangements to our condensed consolidated financial statements in this Quarterly Report on Form 10-Q for a discussion of the various related-party transactions, agreements and fees.
Conflicts of Interest
Affiliates of CCI III Advisors act as an advisor to, and our chief executive officer and our chief financial officer act as executive officers and/or directors of, Cole Credit Property Trust IV, Inc., Cole Credit Property Trust V, Inc., Cole Office & Industrial REIT (CCIT II), Inc., Cole Real Estate Income Strategy (Daily NAV), Inc., and/or other real estate offerings in registration, all of which are public, non-listed REITs offered, distributed and, or managed by affiliates of CCI III Advisors. As such, there are conflicts of interest where CCI III Advisors or its affiliates, while serving in the capacity as sponsor, general partner, officer, director, key personnel and/or advisor for VEREIT or another real estate program sponsored by Cole Capital, including other real estate offerings in registration, may be in conflict with us in connection with providing services to other real estate-related programs related to property acquisitions, property dispositions, and property management among others. The compensation arrangements between affiliates of CCI III Advisors and these other real estate programs sponsored by Cole Capital could influence the advice provided to us. See Part I, Item 1. Business — Conflicts of Interest in our Annual Report on Form 10-K for the year ended December 31, 2016.

Off-Balance Sheet Arrangements
As of September 30, 2017 and December 31, 2016, we had no material off-balance sheet arrangements that had or are reasonably likely to have a current or future effect on our financial condition, results of operations, liquidity or capital resources.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk
Market Risk
The market risk associated with financial instruments and derivative financial instruments is the risk of loss from adverse changes in market prices or interest rates. Our market risk arises primarily from interest rate risk relating to variable rate borrowings. To meet our short and long-term liquidity requirements, we borrow funds at a combination of fixed and variable rates. Our interest rate risk management objectives are to limit the impact of interest rate changes on earnings and cash flows and to manage our overall borrowing costs. To achieve these objectives, from time to time, we may enter into interest rate hedge contracts such as swaps, collars and treasury lock agreements in order to mitigate our interest rate risk with respect to various debt instruments. We do not intend to hold or issue these derivative contracts for trading or speculative purposes. As of September 30, 2017, we had no interest rate hedge contracts. We do not have any foreign operations and thus we are not exposed to foreign currency fluctuations.
Interest Rate Risk
In connection with the acquisition of our property, we have obtained variable rate debt financing and are therefore exposed to changes in LIBOR. As of September 30, 2017, we had an aggregate of $20.3 million of variable rate debt outstanding under the Credit Facility, and a change of 50 basis points in interest rates would result in a change in interest expense of $101,000 per annum. In the future, we may obtain additional variable rate debt financing to fund certain property acquisitions and may be further exposed to interest rate changes. Our objectives in managing interest rate risks will be to limit the impact of interest rate changes on operations and cash flows and to lower overall borrowing costs. To achieve these objectives, we expect to borrow primarily at interest rates with the lowest margins available and, in some cases, with the ability to convert variable rates to fixed rates.
Credit Risk
Concentrations of credit risk arise when a number of tenants are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations, including those to us, to be similarly affected by changes in economic conditions. We have one tenant and are subject to tenant, geographic and industry concentrations and will be subject to such concentrations as we grow our portfolio. Any downturn of the economic conditions of our current tenant or of one or more of our future tenants, states or industries could result in a material reduction of our cash flows or material losses to us.
The factors considered in determining the credit risk of our tenants include, but are not limited to: payment history; credit status and change in status (credit ratings for public companies are used as a primary metric); change in tenant space needs (i.e., expansion/downsize); tenant financial performance; economic conditions in a specific geographic region; and industry specific credit considerations. We believe that the credit risk of our portfolio is reduced by the high quality of our existing tenant, reviews of prospective tenants’ risk profiles prior to lease execution and consistent monitoring of our portfolio to identify potential problem tenants and mitigation options.
Item 4.Controls and Procedures
Evaluation of Disclosure Controls and Procedures
We maintain disclosure controls and procedures that are designed to provide reasonable assurance that information required to be disclosed in our reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms, and that such information is accumulated and communicated to us, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, we recognize that no controls and procedures, no matter how well designed and operated, can provide absolute assurance of achieving the desired control objectives.
As required by Rules 13a-15(b) and 15d-15(b) of the Exchange Act, an evaluation as of September 30, 2017 was conducted under the supervision and with the participation of our management, including our chief executive officer and chief financial officer, of the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Based on this evaluation, our chief executive officer and chief financial officer concluded that our disclosure controls and procedures, as of September 30, 2017, were effective at a reasonable assurance level.

Changes in Internal Control Over Financial Reporting
No change occurred in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) during the three months ended September 30, 2017 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II — OTHER INFORMATION

Item 1.	Legal Proceedings
In the ordinary course of business, we may become subject to litigation or claims. We are not aware of any material pending legal proceedings, other than ordinary routine litigation incidental to our business, to which we are a party or to which our property is the subject.

Item 1A.	Risk Factors
Except as set forth below, there have been no material changes from the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2016.
We have paid, and may continue to pay, some of our distributions from sources other than cash flows from operations, including borrowings, proceeds from asset sales or the sale of securities in the Offering or future offerings, which may reduce the amount of capital we ultimately invest in real estate and may negatively impact the value of our stockholders’ investment in our common stock.
To the extent that cash flows from operations has been or is insufficient to fully cover our distributions to our stockholders, we have paid, and may continue to pay, some of our distributions from sources other than cash flows from operations. Such sources may include borrowings, proceeds from asset sales or the sale of our securities in the Offering or future offerings. We have no limits on the amounts we may pay from sources other than cash flows from operations. The payment of distributions from sources other than cash provided by operating activities may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds, and may cause investors to experience dilution. This may negatively impact the value of our stockholders’ investment in our common stock.
During the nine months ended September 30, 2017, we paid distributions of $367,000, including $92,000 through the issuance of shares pursuant to the DRIP. Net cash used in operating activities for the nine months ended September 30, 2017 was $14,000. Prior to the adoption of ASU 2017-01 in April 2017, we treated our real estate acquisition-related fees and expenses as funded by proceeds from the Offering, including proceeds from the DRIP. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions includes the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities. The distributions paid during the nine months ended September 30, 2017 were fully covered by proceeds from the Offering from the prior periods. As we did not commence principal operations until September 22, 2016, we did not pay any distributions during the nine months ended September 30, 2016.
During the year ended December 31, 2016, we paid distributions of $33,000. Net cash used in operating activities for the year ended December 31, 2016 was $504,000, and reflected a reduction for real estate acquisition-related fees and expenses incurred of $765,000. We treat our real estate acquisition-related fees and expenses as funded by proceeds from the Offering. Therefore, for consistency, proceeds from the issuance of common stock used as a source of distributions for the year ended December 31, 2016 includes the amount by which real estate acquisition-related fees and expenses have reduced net cash flows from operating activities of $765,000. The distributions paid during the year ended December 31, 2016 were fully covered by proceeds from the Offering.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds
On July 14, 2014, we sold 8,000 shares of common stock (later designated as Class A Shares), at $25.00 per share, to VEREIT, the indirect owner of our advisor and dealer manager. Effective as of December 30, 2015, we effected a stock split, whereby every one share of our common stock issued and outstanding was split into two and one-half shares of common stock, resulting in 20,000 Class A Shares of common stock issued and outstanding as of such date. On September 22, 2016, our Registration Statement on Form S-11 (Registration No. 333-209128) for the offering of up to $2.5 billion in shares of common stock in the primary portion of the Offering, consisting of two classes of shares, Class A Shares at a price of $10.00 per share (up to $1.25 billion in shares) and Class T Shares at a price of $9.57 per share (up to $1.25 billion in shares), subject to reduction in certain circumstances, was declared effective under the Securities Act. The Registration Statement also covers the offering of up to $1.0 billion in shares of common stock pursuant to our DRIP, under which stockholders may elect to have distributions reinvested in additional shares at a price of $9.10 per share for both Class A Shares and Class T Shares, assuming a $10.00 per Class A Share primary offering price and a $9.57 per Class T Share primary offering price. Additionally, as of September 30, 2017, we were authorized to issue 10.0 million shares of preferred stock, but had none issued or outstanding.
As of September 30, 2017, we had issued approximately 1.7 million shares of common stock in the Offering for gross offering proceeds of $16.7 million ($12.6 million in Class A Shares and $4.1 million in Class T Shares) before organization and offering costs, selling commissions and dealer manager fees of $1.1 million, out of which we paid $968,000 in selling commissions and dealer manager fees and $171,000 in organization and offering costs to CCI III Advisors or its affiliates. In addition, we pay CCC a distribution and stockholder servicing fee for Class T Shares sold in the primary portion of the Offering. Pursuant to the dealer manager agreement, the distribution and stockholder servicing fee is calculated on a daily basis in an amount equal to 1/365th of 1.0% of the purchase price per share (or, once reported, the amount of the Company’s estimated per share net asset value) of the Class T Shares sold in the primary portion of the Offering. The aggregate distribution and stockholder servicing fee for Class T Shares will not exceed an amount equal to 4.0% of the total gross offering proceeds of Class T Shares sold in the primary portion of the Offering, or a lower limit agreed upon between the Company’s dealer manager and the participating broker-dealer at the time such Class T Shares were sold. We pay the distribution and stockholder servicing fee from cash flow from operations or, if our cash flow from operations is not sufficient to pay the distribution and stockholder servicing fee, from borrowings in anticipation of future cash flow. With the net offering proceeds and indebtedness, we acquired $32.8 million in real estate and related assets and incurred acquisition costs of $765,000. As of November 9, 2017, we have sold 1.4 million Class A Shares and 558,000 Class T Shares in the Offering for gross offering proceeds of $18.5 million ($13.2 million in Class A Shares and $5.3 million in Class T Shares).
Repurchase of Shares
None.
Unregistered Sales of Equity Securities
None.

Item 3.	Defaults Upon Senior Securities
None.

Item 4.	Mine Safety Disclosures
Not applicable.

Item 5.	Other Information
None.

Item 6.	Exhibits
The following exhibits are included, or incorporated by reference, in this Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2017 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description

3.1
Articles of Amendment and Restatement of Cole Office & Industrial REIT (CCIT III), Inc. dated July 15, 2016 (Incorporated by reference to Exhibit 3.1 to Pre-effective Amendment No. 2 to the Company’s Form S-11 (File No. 333-209128), filed on July 18, 2016).

3.2
Articles of Amendment to the Articles of Amendment and Restatement of Cole Office & Industrial REIT (CCIT III), Inc. dated June 22, 2017 (Incorporated by reference to Exhibit 3.3 to Post-effective Amendment No. 3 to the Company’s Form S-11 (File No. 333-209128), filed on June 29, 2017).

3.3	Bylaws of Cole Office & Industrial REIT (CCIT III), Inc. (Incorporated by reference to Exhibit 3.3 to the Company’s Form S-11 (File No. 333-209128), filed on January 26, 2016).
4.1	Form of Initial Subscription Agreement (Incorporated by reference to Appendix B to the Company’s Prospectus filed pursuant to Rule 424(b)(3) (File No. 333-209128), dated September 22, 2017).
4.2	Form of Additional Subscription Agreement (Incorporated by reference to Appendix C to the Company’s Prospectus filed pursuant to Rule 424(b)(3) (File No. 333-209128), dated September 22, 2017).
10.1
Letter Agreement dated September 28, 2017 by and among Cole Corporate Income Operating Partnership III, LP, JPMorgan Chase Bank, N.A., as Administrative Agent and a Lender, and KeyBank National Association, as a Lender (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K (File No. 333-209128), filed September 29, 2017).

10.2
Purchase and Sale Agreement, by and between VEREIT Acquisitions, LLC and TI Investors of Columbus LLC, dated October 3, 2017 (Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K (File No. 333-209128) filed October 26, 2017).

10.3
Assignment of Purchase Agreement, by and between VEREIT Acquisitions, LLC and Cole ID Columbus WI, LLC dated October 20, 2017 (Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K (File No. 333-209128) filed October 26, 2017).

31.1*	Certifications of the Principal Executive Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*	Certifications of the Principal Financial Officer of the Company pursuant to Exchange Act Rule 13a-14(a) or 15d-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32.1**
Certifications of the Principal Executive Officer and Principal Financial Officer of the Company pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

101.INS*	XBRL Instance Document.
101.SCH*	XBRL Taxonomy Extension Schema Document.
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document.
______________________

*	Filed herewith.
**
In accordance with Item 601(b)(32) of Regulation S-K, this Exhibit is not deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section. Such certifications will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates it by reference.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cole Office & Industrial REIT (CCIT III), Inc.
(Registrant)

By:	/s/ Nathan D. DeBacker
Name:	Nathan D. DeBacker
Title:	Chief Financial Officer and Treasurer
(Principal Financial Officer)
Date: November 13, 2017

CCIT3-SUP-4B